UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Greenbrier Companies, Inc.

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One Centerpointe Drive

Suite 200

Lake Oswego, Oregon 97035

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

January 6, 2012

To Our Shareholders:

The Annual Meeting of Shareholders of The Greenbrier Companies, Inc. (the “Company,” “we,” “us,” and “our”) will be held beginning at 2:00 p.m. on Friday, January 6, 2012 at the Benson Hotel, 309 SW Broadway, Portland, Oregon for the following purposes:

1. Electing three directors of the Company;

2. Obtaining an advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the “SEC”);

3. Obtaining an advisory vote on the desired frequency of future votes on the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC;

4. Ratifying the appointment of KPMG LLP as the Company’s independent auditors for 2012; and

5. Transacting such other business as may properly come before the meeting.

Only holders of record of our Common Stock at the close of business on November 17, 2011 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy.

By Order of the Board of Directors,

/s/ Sherrill A. Corbett
Sherrill A. Corbett
Secretary

Lake Oswego, Oregon

November 23, 2011

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on January 6, 2012: The Proxy Statement and Annual Report to Shareholders are available at

www.gbrx.com/proxy.

THE GREENBRIER COMPANIES, INC.

One Centerpointe Drive

Suite 200

Lake Oswego, Oregon 97035

PROXY STATEMENT

2012 Annual Meeting of Shareholders

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Greenbrier Companies, Inc. (the “Company,” “we,” “us,” and “our”) of proxies to be voted at the 2012 Annual Meeting of Shareholders of the Company to be held beginning at 2:00 p.m. on Friday, January 6, 2012 at the Benson Hotel, 309 SW Broadway, Portland, Oregon, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted as the Board of Directors recommends. The persons named in the proxies will have discretion to vote on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the meeting. The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, proxies may be solicited personally by our officers and regular employees or by telephone, facsimile, electronic transmission or express mail. We have also engaged Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of votes as described below. We will pay Innisfree a fee of $15,000 plus customary costs and expenses for these services. The Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This Proxy Statement is first being mailed to shareholders on or about November 23, 2011.

VOTING

Holders of record of our Common Stock at the close of business on November 17, 2011, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of November 17, 2011, there were 26,668,541 shares of Common Stock outstanding and entitled to vote, and a majority, or 13,334,271 of these shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the meeting. Shareholders are not entitled to cumulative voting in the election of directors. For shares held through a broker or other nominee that is a New York Stock Exchange member organization, if a matter to be voted on is considered routine, the broker has discretion to vote the shares. If the matter to be voted on is determined to be non-routine, the broker may not vote the shares without specific instruction from the shareholder. Director elections and the advisory votes on executive compensation and on the frequency of the advisory vote on executive compensation are not considered routine matters.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is comprised of eleven directors. The directors are divided into three classes, one class with three directors and two classes with four directors each. One class is elected each year for a three-year term. The three nominees recommended by our Nominating and Corporate Governance Committee and nominated by the Board of Directors for election as Class III directors to serve until the Annual Meeting of Shareholders in 2015, or until their respective successors are elected and qualified, are William A. Furman, C. Bruce Ward, and Charles J. Swindells. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The three nominees for director receiving the highest number of votes will be elected to the Board of Directors.

Unless marked otherwise, proxies received will be voted FOR the election of the three nominees.

If a nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominee named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

Under Oregon law, the directors who receive the greatest number of votes cast will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote.

The Board of Directors recommends a vote FOR the election of each of Mr. Furman, Mr. Ward, and Mr. Swindells.

The following table sets forth certain information about each nominee for election to the Board of Directors and each continuing director.

Name	Age	Positions	Director Since	Expiration of Current Term
Nominees for Election
Class III
William A. Furman	67	President, Chief Executive Officer and Director	1981	2012
C. Bruce Ward	81	Director	1994	2012
Charles J. Swindells(1)(2)(3)	69	Director	2005	2012

Directors Continuing in Office
Class I
Duane C. McDougall(1)(2)(3)	59	Director	2003	2013
A. Daniel O’Neal, Jr.	75	Director	1994	2013
Wilbur L. Ross, Jr.	73	Director	2009	2013
Donald A. Washburn(1)(2)(3)	67	Director	2004	2013
Class II
Graeme A. Jack(1)(2)	60	Director	2006	2014
Victoria McManus(3)	56	Director	2009	2014
Wendy L. Teramoto	37	Director	2009	2014
Benjamin R. Whiteley(1)(2)(3)	82	Chairman of the Board of Directors	1994	2014
Director Emeritus
Victor G. Atiyeh	88	Director Emeritus

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

William A. Furman, President, Chief Executive Officer and Director.    Mr. Furman has served as a member of the Board and as the Company’s President and Chief Executive Officer since 1994. Mr. Furman has been associated with the Company and its predecessor companies since 1974. Prior to 1974, Mr. Furman was Group Vice President for the Leasing Group of TransPacific Financial Corporation. Earlier he was General Manager of the Finance Division of FMC Corporation. Mr. Furman serves as a Director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company. As a founder of the Company’s predecessor, Mr. Furman brings executive management and railcar industry experience to the Board as well as historical perspective on the Company’s origins and evolution.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Furman to continue to serve as a director of the Board, subject to shareholder approval at the Annual Meeting.

Graeme A. Jack, Director.    Mr. Jack has served as a member of the Board since October 2006. Mr. Jack is a retired partner of PricewaterhouseCoopers in Hong Kong. Mr. Jack is also an independent non-executive director of Hutchison Port Holdings Management Pte. Limited, the trustee manager of Singapore Stock Exchange listed Hutchison Port Holdings Trust. He also serves as an independent trustee for Hutchison Provident Fund and Hutchison Provident and Retirement Plan, two retirement plans established for employees of Hong Kong Stock Exchange listed Hutchison Whampoa Limited. Mr. Jack brings accounting and financial reporting expertise to the Board as well as extensive experience in international business transactions in Asia generally and in China in particular.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Jack to continue to serve as a director of the Board.

Duane C. McDougall, Director.    Mr. McDougall has served as a member of the Board since 2003. Mr. McDougall served as Chairman and Chief Executive Officer of Boise Cascade, LLC, a privately held manufacturer of wood products, from December 2008 to August 2009. He was President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, he served as Chief Accounting Officer during his 23-year tenure with Willamette Industries, Inc. He also serves as Chairman of the Board of Boise Cascade and as a Director of StanCorp Financial and Cascade Corporation. Mr. McDougall has also served as a Director of West Coast Bancorp, a position from which he resigned effective December 31, 2011, and as a Director of several non-profit organizations. Mr. McDougall brings executive leadership and accounting and financial reporting expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. McDougall to continue to serve as a director of the Board.

Victoria McManus, Director.    Ms. McManus has served as a member of the Board since July 2009. From September 2008 to the present, Ms. McManus has worked independently and has made investments in real estate and mid-cap companies. From August 2004 until July 2008, Ms. McManus served as President of Babcock & Brown Rail Management, LLC and President of Babcock & Brown Freight Management LLC. Ms. McManus was a partner with Babcock & Brown LP (“B&B”), an international financial advisory and asset management firm known for its expertise in transportation and infrastructure assets. At B&B, Ms. McManus was a senior member of the U.S. Management team and the head of the North American Rail Group. Prior to joining B&B, Ms. McManus was an executive with The CIT Group for ten years; her last position as President of their Rail Division. Ms. McManus brings railcar leasing and executive leadership expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Ms. McManus to continue to serve as a director of the Board.

A. Daniel O’Neal, Jr., Director.    Mr. O’Neal has served as a member of the Board since 1994. He also served as a Director of Gunderson from 1985 to 2005. Mr. O’Neal serves as an advisor to the Company regarding strategic relationships within railroad and supplier industries and with the federal government, a position he held from 1997 until January of 2011 as an employee of the Company and as a consultant to the Company thereafter. Mr. O’Neal served as a Commissioner of the Interstate Commerce Commission from 1973 until 1980 and, from 1977 until 1980, served as its Chairman. Since 1985, he has served in various executive positions with the Company, including as Chairman of Greenbrier Intermodal from 1984 to 1994, Chairman of Autostack from 1989 to 1996 and Chairman of Greenbrier Logistics from 1996 to 1997. Prior to joining the Company in 1985, he was a partner in a business law firm. From 1989 until 1996 he was Chief Executive Officer and owner of a freight transportation services company. He was Chairman of Washington State’s Freight Mobility Board from its inception in 1998 until July 2005. Mr. O’Neal is a member of the Washington State Transportation Commission. In 2007 the Governor of Washington appointed him to the newly formed Puget Sound Partnership Leadership Board. He is on the board of various non-profit organizations. Mr. O’Neal brings transportation industry, governmental relations and regulatory affairs expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. O’Neal to continue to serve as a director of the Board.

Wilbur L. Ross, Jr., Director.    Mr. Ross has served as a member of the Board since June 2009. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a private equity firm, a position he has held since April 2000. Mr. Ross is also the managing member of the general partner of WL Ross Group, L.P., which in turn is the managing member of the general partner of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., WLR Recovery Fund III L.P., WLR Recovery Fund IV L.P., Asia Recovery Fund L.P., Asia Recovery Co-Investment Fund L.P., Absolute Recovery Hedge Fund L.P., India Asset Recovery Fund and Japan Real Estate Recovery Fund, a member of the Investment Committee of the Taiyo Funds (Taiyo Fund, Taiyo Cypress Fund and Taiyo Pearl Fund) and the Chairman of Invesco Private Capital. Mr. Ross is also Chairman of International Textile Group, Inc., a global, diversified textile provider that produces automotive safety, apparel, government uniform, technical and specialty textiles; Nano-Tex, Inc., a fabric innovations company located in the United States; International Automotive Components Group S.A., a global manufacturer of automotive interiors; ArcelorMittal N.V., a global steel manufacturer; Assured Guaranty Ltd., a provider of financial guaranty and credit enhancement products; Bank United, Inc.; Compagnie Européenne de Wagons SARL in Luxembourg; DSS Holdings GP Limited, a global shipping company, Insuratex, Ltd., an insurance company in Bermuda; Plascar Participacoes SA; International Automotive Components Group Brazil LLC; International Automotive Components Group North America LLC; Air Lease Corporation; First Michigan Bank; OCM Limited; Ohizumi Manufacturing Company Limited; and Sun Bancorp. Until June 2011, Mr. Ross was the Non-Executive Chairman of the board of directors of International Coal Group, Inc. Previously, Mr. Ross served as the Executive Managing Director at Rothschild Inc., an investment banking firm, from October 1974 to March 2000. Mr. Ross was previously a director of Mittal Steel Co. N.V. from April 2005 to June 2006, a director of International Steel Group Inc. from February 2002 to April 2005, a director of Montpelier RE Holdings Ltd. from 2006 to March 2010, and a director of Syms Corp. from 2000 through 2007. Mr. Ross was also formerly Chairman of the Smithsonian Institution National Board and currently is a board member of the Japan Society, British American Business Council, Committee on Capital Markets Regulations, U.S. – India Business Council, the Yale University School of Management, the Harvard Business School Club of New York, the Palm Beach Civic Association, the Palm Beach Preservation Foundation, Palm Beach Firefighters Retirement Board, the Partnership for New York City and the Briarcliffe Condominium Apartment Building. He holds an A.B. from Yale University and an M.B.A., with distinction, from Harvard University. Mr. Ross brings financial services and heavy industry expertise to the Board and is one of the world’s most respected investors.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Ross to continue to serve as a director of the Board.

Wendy L. Teramoto, Director.    Ms. Teramoto has served as a member of the Board since June 2009. Ms. Teramoto is a Managing Director at WL Ross & Co. LLC. Until June 2011, Ms. Teramoto was a director of International Coal Group, Inc. Ms. Teramoto is also a director of DSS Holdings GP Limited, a global shipping company. Prior to joining WL Ross & Co. LLC, Ms. Teramoto worked at Rothschild Inc., an investment banking firm. Ms. Teramoto brings expertise in analyzing financial issues and experience with manufacturing and other heavy industry companies to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Ms. Teramato to continue to serve as a director of the Board.

Charles J. Swindells, Director.    Mr. Swindells has served as a member of the Board since September 2005. Mr. Swindells is employed as a Senior Advisor to Bessemer Trust Company. Mr. Swindells served as the Vice Chairman, Western Region of U.S. Trust, Bank of America, Private Wealth Management from August 2005 to January 2009. Mr. Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. Before becoming Ambassador, Mr. Swindells was Vice Chairman of US Trust Company, N.A.; Chairman and Chief Executive Officer of Capital Trust Management Corporation; and Managing Director/Founder of Capital Trust Company. He also served as Chairman of World Wide Value Fund, a closed-end investment company listed on the New York Stock Exchange. Mr. Swindells was one of five members on the Oregon Investment Council overseeing the $20 billion Public Employee Retirement Fund Investment Portfolio and was a member of numerous non-profit boards of trustees, including serving as Chairman of the Board for Lewis & Clark College in Portland, Oregon. Mr. Swindells serves as a Director of Swift Energy Company, a NYSE listed oil and natural gas company. Mr. Swindells brings financial and global business expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Swindells to continue to serve as a director of the Board, subject to shareholder approval at the Annual Meeting.

C. Bruce Ward, Director.    Mr. Ward has served as a member of the Board since 1994. He has also served as a consultant to the Company since 2005. Mr. Ward served as Chairman of Gunderson LLC, a manufacturing subsidiary, from 1990 to 2005 and was its President and Chief Executive Officer from 1985 to 1989. Mr. Ward is a former director of Stimson Lumber Company, a privately-held forest products company. Mr. Ward brings operational and railcar manufacturing expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Ward to continue to serve as a director of the Board, subject to shareholder approval at the Annual Meeting.

Donald A. Washburn, Director.    Mr. Washburn has served as a member of the Board since August 2004. Mr. Washburn is a private investor. Mr. Washburn served as Executive Vice President of Operations of Northwest Airlines, Inc., an international airline, from 1995 to 1998. Mr. Washburn also served as Chairman and President of Northwest Cargo from 1997 to 1998. Prior to becoming Executive Vice President, he served as Senior Vice President for Northwest Airlines, Inc. from 1990 to 1995. Mr. Washburn served in several positions from 1980 to 1990 for Marriott Corporation, an international hospitality company, most recently as Executive Vice President. He also serves as a trustee of LaSalle Hotel Properties, and a director of Key Technology, Inc. and Amedisys, Inc., as well as privately held companies and non-profit corporations. Mr. Washburn received his BBA, cum laude, from Loyola University of Chicago, an MBA from Northwestern University’s Kellogg School of Management and a J.D., cum laude, from Northwestern University’s School of Law. He has continued his professional education in business and law attending Harvard Business School, Stanford Law School, Kellogg School of Management, Wharton Business School at the University of Pennsylvania and industry seminars, including the Boardroom Summit and Stanford Director’s College. Mr. Washburn brings executive management and operational expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Washburn to continue to serve as a director of the Board.

Benjamin R. Whiteley, Chairman of the Board of Directors.    Mr. Whiteley has served as a member of the Board since 1994 and was elected Chairman of the Board of Directors in October 2004. He is the retired Chairman and Chief Executive Officer of Standard Insurance Company, an Oregon based life insurance company, where he served in a number of capacities over 44 years ending in 2000. Mr. Whiteley has served as a director of several other publicly held companies and has chaired the boards of a number of non-profit organizations. Mr. Whiteley brings executive management and public company director expertise to the Board.

The Board of Directors has determined that it is in the best interests of the Company and its shareholders for Mr. Whiteley to continue to serve as a director of the Board.

Victor G. Atiyeh, Emeritus Director.    Mr. Atiyeh served as a member of the Board from 1994 until the completion of his term in January 2008. Mr. Atiyeh has agreed to continue his counsel to the Board as an Emeritus Director. Mr. Atiyeh has been President of Victor Atiyeh & Co., international trade consultants, since 1987. He served eight years as Governor of the State of Oregon from January 1979 to January 1987. Prior to being elected Governor, Mr. Atiyeh was President of Atiyeh Brothers, a family retail company.

Arrangements Regarding Appointment as a Director

Pursuant to the Investor Rights and Restrictions Agreement, dated as of June 10, 2009, among the Company, WLR Recovery Fund IV, L.P. (“Recovery Fund”) and WLR IV Parallel ESC, L.P. (“Parallel Fund”), WL Ross & Co. LLC (“WLRCo”), and the other holders from time to time party thereto (the “Investor Agreement”), the Company agreed to cause two designees of Recovery Fund (a “WLR Designee”) to be appointed to the Company’s Board of Directors, which designees are Mr. Ross and Ms. Teramoto. In addition, the Company agreed to re-nominate one of such individuals, as designated by Recovery Fund, to the Company’s Board following the end of such director’s term. If no WLR Designee is serving on the Company’s Board, Recovery Fund is entitled to board observer rights. Recovery Fund’s board rights terminate upon the earliest to occur of June 10, 2014 and certain other events specified in the Investor Agreement.

Board Committees, Meetings and Charters

During the year ended August 31, 2011, the Board of Directors held nine meetings. The Company maintains a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Copies of the Company’s Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines and Code of Business Conduct and Ethics are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com. The Code of Business Conduct and Ethics applies to all of the Company’s directors, employees and consultants, including its principal executive officer, principal financial officer and principal accounting officer.

Non-management Board members meet without management present at least once annually at a regularly scheduled executive session. The Company’s independent directors generally meet periodically in executive session in conjunction with meetings of the committees of the Board of Directors which are composed entirely of independent directors. The regular executive sessions of the Company’s non-management directors are held on an annual basis, after the end of each fiscal year of the Company, and are scheduled to approximately coincide with (either immediately before or immediately after) the first regularly scheduled meeting of the Board of Directors to be held after the end of each fiscal year of the Company. The Board has designated the Chairman of the Board of Directors of the Company to preside at the regularly scheduled meetings of the non-management directors.

Messrs. McDougall, Swindells, Washburn and Whiteley are members of each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Ms. McManus is a member of the Nominating and Corporate Governance Committee. Mr. Jack is a member of the Audit Committee and the Chairman of the Compensation Committee. Mr. Washburn is the Chairman of the Nominating and Corporate Governance Committee, Mr. McDougall is the Chairman of the Audit Committee. During the year ended August 31, 2011, the Audit Committee held five meetings, the Nominating and Corporate Governance Committee held four meetings and the Compensation Committee held five meetings. All directors attended more than 75% of the number of meetings of the Board and its committees on which they served. The reports of the Audit and Compensation Committees for the year are included in this Proxy Statement. Each of the members of these committees is an independent director as defined under the rules of the Securities and Exchange Commission and the corporate governance standards applicable to companies listed on the New York Stock Exchange. The Board of Directors has determined that Mr. McDougall and Mr. Jack qualify as “audit committee financial experts” under federal securities laws. In addition, the Board of Directors has determined that Mr. McDougall’s and Mr. Washburn’s simultaneous service on the audit committees of three other companies will not impair their ability to serve on the Company’s Audit Committee.

Board Leadership and Structure

Mr. Whiteley is the Chairman of the Board and Mr. Furman is our Chief Executive Officer and a director. The Board has not adopted a specific policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes it is appropriate to retain the discretion and flexibility to make these determinations from time to time as needed to provide appropriate leadership for the Company.

At this time, the Board believes the most appropriate Board leadership structure for the Company is to separate the roles of the Chief Executive Officer and Chairman of the Board as a result of the differences between the two roles. The Company’s Chief Executive Officer is responsible for the day to day leadership and performance of the Company, while the Chairman of the Board provides strategic guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.

Risk Oversight

Board of Directors

The Company’s management has the primary responsibility for risk management, including developing appropriate processes and procedures to identify, manage and mitigate risks. Risk oversight is the responsibility of the Board of Directors and focuses on the adequacy of the Company’s enterprise risk management and risk mitigation processes designed and implemented by management. The Board administers its risk oversight function principally through its division of responsibility within its committee structure, with each board committee being responsible for overseeing risk within its area of responsibility. Significant risk oversight matters considered by the committees are reported to and considered by the Board. Some significant risk oversight matters are reported directly to the Board, including matters not falling within the area of the responsibility of any committee. Types of risks with the potential to adversely affect the Company include financial and accounting risk, operational risk, compensation risk, strategic risk, liquidity risk, investment risk, competitive risk, government regulation risk, market risk, litigation risk, reputation risk, customer risk, business model risk and compliance risk. If necessary, the Board or a committee may delegate specific risk management tasks to management or, in the case of the Board, to an appropriate committee. The Board believes that risk management is an integral part of the Company’s strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.

Management regularly provides the Board and its various committees with a significant amount of information regarding a wide variety of matters affecting the Company. Matters presented to the Board and board committees generally include information with respect to risks facing the Company and ways that management is addressing those risks. The Board and board committees consider the risk aspects of such information and often request additional information with respect to issues that involve risks to the Company. The Board and board committees also raise risk issues on their own initiative.

The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with those efforts.

Audit Committee

The Company’s Audit Committee oversees the Company’s financial and accounting risk, government regulation risk, investment risk and some litigation risk. The Audit Committee considers financial and accounting risk on a quarterly basis and approves or recommends policies and guidelines concerning various financial related exposures. The Audit Committee also reviews risks related to financial reporting, litigation, and information technology and security risks. The Audit Committee periodically reviews the Company’s risk management program from an insurance coverage perspective to ensure that the Company is maintaining an insurance program to minimize exposure to insurable losses. Additionally, the Company’s internal audit function reports to the Audit Committee, and audit results are regularly presented to the Audit Committee. The Audit Committee review identifies internal controls risks and initiates projects for the annual internal audit plan. Material violations of the Company’s Code of Ethics and Business Conduct and related corporate policies are reported to the Audit Committee and thereafter are reported to the full Board.

Compensation Committee

The Company’s Compensation Committee oversees compensation policies and practices to ensure that they do not promote undue risk-taking. The Compensation Committee evaluates the risk profile of the Company’s executive and broad-based compensation policies and practices, including the balance between short-term and long-term incentives and the use of multiple measures to evaluate performance and determine compensation levels. The Compensation Committee regularly reviews and, when necessary, recommends changes to the Company’s incentive and performance-based compensation plans. Additionally, the Compensation Committee recommends to the Board of Directors policies and processes for the regular and orderly review of the performance and compensation of the Company’s senior executive management personnel.

Nominating and Corporate Governance Committee

The Company’s Nominating and Corporate Governance Committee oversees certain risks related to the Company’s strategic risk, some litigation risk, some operational risk and some government regulation and compliance risk. This includes oversight of corporate governance programs, succession planning, human resource matters, long-term strategic plans and environmental, health and safety matters. The Nominating and Corporate Governance Committee approves or recommends policies or guidelines concerning business practices and corporate compliance, and regularly receives and reviews reports from counsel on new developments and best practices in corporate governance. Significant compliance issues, such as allegations of discrimination or other potentially serious legal risks, are regularly reviewed by the Nominating and Corporate Governance Committee.

Independence of Directors

The Board has determined that a majority of its directors qualify as independent directors pursuant to the rules adopted by the Securities and Exchange Commission and the corporate governance standards applicable to companies listed on the New York Stock Exchange. Applying the New York Stock Exchange definition of independence, the Board has determined that the following majority of directors qualify as independent: Messrs. Jack, McDougall, Swindells, Washburn and Whiteley and Ms. McManus. In evaluating independence, the Board took into consideration the fact that Ms. McManus owned in fiscal 2011 a small percentage of the Company’s previously outstanding debt instruments which were originally issued to WLRCo and that she continues to own a percentage of the related warrants.

During 2011, the Nominating and Corporate Governance Committee (the “Nominating Committee”) fulfilled its responsibilities under its charter, including, among other responsibilities, selecting, or recommending that the Board select, director nominees to be presented for election at annual meetings of shareholders; developing and recommending to the Board of Directors corporate governance principles applicable to the Company; and developing and overseeing programs for the evaluation of the Board of Directors, its committees and management. The Board annually reviews applicable standards and definitions of independence for Nominating Committee members and has determined that each member of the Nominating Committee meets such standards.

The Nominating Committee receives suggestions for potential director nominees from many sources, including members of the Board, advisors, and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the Nominating Committee in accordance with the Company’s policies governing submissions of nominees discussed below. Any candidates submitted by a shareholder or shareholder group are reviewed and considered by the Nominating Committee in the same manner as other candidates.

Qualifications for consideration as a nominee for the Board of Directors vary, depending upon the experience and background of incumbent directors as well as particular areas of expertise which the Nominating Committee desires to obtain for the benefit of the Company. The Nominating Committee has identified the following criteria, among others, as appropriate for consideration in identifying Board candidates:

•	Financial acumen and experience

•	Continuing activity in the business community

•	Age and maturity

•	Diversity considerations

•	Background in manufacturing or related industries

Although the Nominating Committee does not have a formal policy for the consideration of diversity in identifying director nominees, the Nominating Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of skills, knowledge, attributes and experiences that cover the spectrum of areas that affect the Company’s business. In general, the constitution of the Board of

Directors is diversified across financial, accounting, legal and corporate governance expertise, as well as expertise within the Company’s business and industry, including experience in global markets, manufacturing and the railcar industry. Candidates for potential director nominees are considered in the context of current perceived needs of the Board of Directors as a whole. The Nominating Committee regularly assesses whether the mix of skills, experience and background of our Board of Directors as a whole is appropriate for the Company.

Upon completion of the review process, the Nominating Committee makes its recommendation to the full Board of Directors. The Board then selects candidates for nomination for election by shareholders or appointment to fill vacancies.

We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions, though we may decide to do so in the future.

A shareholder wishing to nominate a candidate for election to the Company’s Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected should submit a written notice of his or her nomination of a candidate to the Nominating Committee of the Company in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals.”

Communication with Directors

Shareholders and other interested parties may communicate with members of the Board of Directors by mail addressed to the Chairman, to any other individual member of the Board, to the full Board, to the non-management directors as a group, or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035. Such communications are distributed to the Board, to one or more individual members of the Board, to the non-management directors as a group, or to a particular committee of the Board, as appropriate.

Annual Meeting Attendance by Directors

The Company’s policy is to encourage Board members to attend the Company’s annual meetings of shareholders. Eight of the Company’s directors attended the annual meeting of shareholders held on January 7, 2011.

TRANSACTIONS WITH RELATED PERSONS

Wilbur L. Ross, Jr. is Chairman and CEO of WL Ross & Co. LLC (“WLRCo”) and Wendy L. Teramoto is a Managing Director of WLRCo. WLR Recovery Fund IV, L.P. (“Recovery Fund”) and WLR IV Parallel ESC, L.P. (“Parallel Fund”) own warrants to purchase Common Stock of the Company. WLR Recovery Associates IV LLC (“Associates”) is the general partner of Recovery Fund. Mr. Ross is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of Associates, the general partner of Recovery Fund. Mr. Ross is an executive officer of INVESCO Private Capital, Inc., which is the managing member of INVESCO WLR IV Associates LLC, which in turn is the general partner of Parallel Fund. Parallel Fund and Recovery Fund are shareholders of WLR-Greenbrier Rail Inc. (“WLR Inc.”). Mr. Ross and Wendy Teramoto, members of the Company’s Board of Directors, are executive officers of WLRCo and other of its affiliates, including WLR Inc., WL Ross-Greenbrier Rail I LLC (“Rail I”), and WL Ross-Greenbrier Rail Holdings I LLC (“Holdings”).

WLR Credit Agreement Pre-payment and Termination

On June 10, 2009, the Company entered into a Credit Agreement (the “WLR Credit Agreement”), among the Company as borrower, Recovery Fund and Parallel Fund (together, the “Holders”) as holders, the other holders party thereto, and WLRCo, as Administrative Agent for such holders. Victoria McManus, a director of the Company, owned a 3% participation in the WLR Credit Agreement.

On June 30, 2011, the Company pre-paid all outstanding obligations outstanding under the WLR Credit Agreement, thereby terminating its obligations thereunder.

The WLR Credit Agreement provided for a $75.0 million secured term loan, with the potential to increase to $150.0 million. The outstanding principal amount of loans under the WLR Credit Agreement could not exceed the borrowing base, which was derived from specified percentages of the value of eligible accounts receivable, eligible inventory and eligible property, plant and equipment of the Company’s refurbishment and parts business domestic subsidiaries. The Company was required to provide additional collateral having a value equal to such shortfall in the borrowing base, or prepay the loan in such amount. The WLR Credit Agreement permitted the Company to prepay the loan in whole or in part at any time without premium or penalty. Amounts prepaid could not be re-borrowed.

The loan bore interest, at the Company’s option, at a rate equal to a base rate determined in accordance with the WLR Credit Agreement or at the three-month London interbank offered rate (“LIBOR”), in each case plus 3.50%. Interest on the loan was due and payable quarterly in arrears if bearing interest at the base rate and at the end of the interest period if bearing interest at LIBOR. Principal, together with all accrued and unpaid interest, would have been due and payable on June 10, 2012.

The Company’s obligations under the WLR Credit Agreement were secured by substantially all of the assets of each of the Company’s existing and future domestic subsidiaries engaged in the refurbishment and parts business. The Company also pledged to the Administrative Agent amounts owing to the Company under the Amended and Restated Loan and Security Agreement, dated as of February 3, 2009, among the Company, Greenbrier-GIMSA, LLC and Gunderson GIMSA S. de R.L. de C.V., as amended (the “GIMSA Loan”).

All of the Company’s existing and future domestic subsidiaries were required to guaranty the obligations under the WLR Credit Agreement, subject to some limited exceptions.

The largest amount outstanding under the WLR Credit Agreement in fiscal 2011 was $71.75 million. The amount of principal paid by the Company under the WLR Credit Agreement in fiscal 2011 was $71.75 million, and the amount of interest paid by the Company under the WLR Credit Agreement in fiscal 2011 was $2.9 million. Immediately prior to its pre-payment and termination, there were outstanding borrowings of $71.75 million.

The pre-payment of all amounts outstanding under the WLR Credit Agreement and its termination were approved by a majority of the disinterested, independent members of the Company’s Board of Directors on June 27, 2011.

Warrant Agreement

On June 10, 2009, the Company entered into a Warrant Agreement, dated as of June 10, 2009, with Recovery Fund, Parallel Fund and the other holders from time to time party thereto (the “Warrant Agreement”) pursuant to which the Company issued to the Holders warrants (the “Warrants”) to purchase an aggregate of 3,377,903 shares of the Company’s Common Stock. As of June 10, 2009, Recovery Fund and Parallel Fund held, in the aggregate, Warrants to purchase 3,276,566 shares of Common Stock. In connection with Victoria McManus’ 3 % participation in the WL Ross transaction, WL Ross and its affiliates transferred the right to purchase 101,337 shares of Common Stock under the warrant agreement to Ms. McManus, a director of the Company.

The initial exercise price of the Warrants was $6.00 per share and is currently $5.96 per share as a result of an automatic adjustment following the Company’s equity offering in December 2010, which is described below. The Warrants expire on June 10, 2014. A Holder may pay the exercise price of the Warrants in cash or by cashless exercise.

The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment for (i) common stock dividends, subdivisions or combinations; (ii) other dividends and distributions in excess of a $0.32 per annum cash dividend; and (iii) reorganizations, reclassifications, consolidations, mergers or sale of the Company. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are also subject to adjustment in the event the Company issues shares of Common Stock or convertible securities, subject to certain exceptions, without consideration or for a consideration per share that is less than 95% of the volume weighted average trading price of the Common Stock on the last trading day preceding the earlier of the date of agreement on pricing of such shares and the public announcement of the proposed issuance of such shares.

If events occurring after the date of the Warrant Agreement would result in an adjustment causing the Warrants to become exercisable in the aggregate for a number of shares of Common Stock that would exceed the number of shares that the Company may issue upon exercise of the Warrants under the rules and regulations of the applicable stock exchange, then from and after such time, upon exercise of any Warrant, the Company may elect to settle the Warrant in cash.

The Company shall not be obligated to issue any shares of Common Stock upon exercise of the Warrants to the extent that the issuance of such shares of Common Stock would result in the WLR Group (or, if the applicable holder is not a member of the WLR Group, such holder or any of its affiliates) becoming an “Acquiring Person” as that term is defined in and calculated in accordance with the Stockholder Rights Agreement (as defined below), unless and until such excess shares are subject to the voting agreement as described under “Investor Rights and Restrictions Agreement” below. WLR Group is defined in the Third Amendment to the Stockholders Rights Agreement.

On December 16, 2010, the Company sold 3,000,000 shares of its common stock, under a shelf registration statement filed in April 2010, in an underwritten at-the-market public offering at a price of $21.06 per share less expenses (the “Equity Offering”). Because the per share consideration was less than 95% of the volume weighted average trading price of the Common Stock on the last trading day preceding the public announcement of the Equity Offering, the exercise price of the warrants was automatically adjusted from $6.00 to $5.96 and the aggregate number of shares that may be purchased under the warrants was adjusted from 3,377,903 to 3,401,095. The Equity Offering was approved by a majority of the disinterested and independent directors of the Company’s Board of Directors on December 6, 2010.

On November 14, 2011, Recovery Fund and Parallel Fund exercised Warrants to purchase 2,144,390 shares of Common Stock. As these Warrants were exercised in a cashless net exercise pursuant to the Warrant Agreement, there were no net proceeds to the Company and an aggregate of 1,482,341 shares of Common Stock were issued. The shares of Common Stock issued upon the exercise were subsequently sold by Recovery Fund and Parallel Fund. Recovery Fund and Parallel Fund continue to own Warrants to purchase 1,154,672 shares of the Company’s Common Stock. Mr. Ross and Ms. Teramoto will continue to serve on the Company’s Board of Directors.

Investor Rights and Restrictions Agreement

On June 10, 2009, the Company entered into the Investor Rights and Restrictions Agreement, dated as of June 10, 2009, among the Company, the Investors, WLRCo, and the other holders from time to time party thereto (the “Investor Agreement”).

Board Rights

Pursuant to the Investor Agreement, the Company agreed to cause two designees of Recovery Fund (a “WLR Designee”) to be appointed to the Company’s Board of Directors, which designees are Mr. Ross and Ms. Teramoto. In addition, the Company agreed to re-nominate one of such individuals, as designated by Recovery Fund, to the Company’s Board following the end of such director’s term. If no WLR Designee is serving on the Company’s Board, Recovery Fund is entitled to board observer rights. Recovery Fund’s board rights terminate upon the earliest to occur of June 10, 2014 and certain other events specified in the Investor Agreement.

Railcar Leasing Portfolio Transaction

On April 29, 2010, Rail I, created for the purpose of acquiring railcar assets in North America to be exclusively managed by subsidiaries of the Company, acquired a lease portfolio of nearly 4,000 railcars valued at approximately $256 million. Rail I is owned by affiliates of Wilbur L. Ross, Jr., a director of the Company, and Parallel Fund and Recovery Fund, the holders of warrants to acquire 1,154,672 shares, or approximately 4.2% of our pro forma outstanding common stock following exercise of all outstanding warrants.

In connection with the acquisition of the lease portfolio of nearly 4,000 railcars, on April 29, 2010, Greenbrier Leasing Company LLC (“GLC”) and Greenbrier Management Services, LLC (“GMS”), subsidiaries of the Company, entered into certain agreements with affiliates of Wilbur L. Ross, Jr., Parallel Fund and Recovery Fund: a Contract Placement Agreement, an Advisory Services Agreement, a Syndication Agreement, a Railcar Remarketing and Management Agreement and a Line of Credit Participation Letter Agreement.

Pursuant to the Contract Placement Agreement between WLR Inc. and GLC, GLC paid WLR Inc. a fee of approximately $6 million as an inducement to cause WLR Inc., or WLR Inc. to cause its affiliates, to enter into the Advisory Services Agreement, the Syndication Agreement, the Railcar Remarketing and Management Agreement and the Line of Credit Participation Letter Agreement.

Under the Railcar Remarketing and Management Agreement (the “Management Agreement”) GMS was appointed exclusive manager and remarketer of the portfolio of railcars, and will receive a management fee to be set forth in agreed upon supplements to the Management Agreement. Pursuant to the initial supplement for the nearly 4,000 railcars, GMS will receive a management fee equal to a percentage of gross revenues generated by the railcar leases and gross proceeds from the sale of railcars. Unless terminated earlier in certain circumstances, each supplement terminates on either the date set forth in the supplement or when all railcars under the Supplement are disposed. The term of the initial supplement is 25 years. GLC has provided a performance guaranty for performance of GMS under the Management Agreement. GMS previously provided limited management services for the former owners of approximately 2,500 of such 4,000 railcars.

Under the Syndication Agreement GLC was appointed as the exclusive agent for the purpose of seeking investors to purchase an interest in a portion of WLR Inc.’s interest in, or newly issued equity interests of, WLR Inc.’s subsidiary, Holdings, the parent corporation of Rail I. In return, GLC will receive a fee customary in the industry to be mutually agreed upon by the parties. The term of the Syndication Agreement continues until the earlier of liquidation or dissolution of Holdings, any sale of all of WLR Inc.’s interest in Holdings or any foreclosure by the senior lenders on the assets of Rail I.

Under the Advisory Services Agreement GLC was appointed as an exclusive consultant to WLR Inc. to provide WLR Inc. advice with respect to the railcar industry, including the railcar leasing industry and other matters. GLC shall receive incentive compensation equal to a percentage, which may increase in certain circumstances, of the distributions of Holdings to WLR Inc. related to the performance of the railcar leasing portfolios owned by its subsidiaries. In addition, GLC is entitled to a success fee payable upon closing of an issuance, sale or other transfer of any interests of Holdings or Rail I to a third party equal to a percentage of the amount paid by such third party for the interest, less certain expenses. The term of the agreement continues until the sale, liquidation or dissolution of Holdings and Rail I. WLR Inc. may also engage GLC to assist with refinancing indebtedness of Rail I in which case GLC shall be appointed as the exclusive consultant.

Under the Line of Credit Participation Letter Agreement GLC has the right to participate in up to $2.625 million of funding under the line of credit extended by WLR Inc. to Rail I in the future.

The exact dollar value of the above railcar leasing portfolio transactions cannot readily be determined as it is based on a number of variables that have not yet been achieved or measured.

Certain confidential commercial and financial information regarding the agreements related to the railcar leasing portfolio transactions described above has been omitted and such information and agreements have been granted confidential treatment by the Securities and Exchange Commission pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On August 18, 2010, GLC and WLR Inc. entered into an amendment (“Amendment”) of the Syndication Agreement. Pursuant to the Amendment, GLC paid Holdings a $130,000 fee to delete certain obligations of GLC that would require registration of GLC or its affiliates as a broker dealer under the federal and state securities laws and agreed to pay Holdings reasonable out-of-pocket fees and expenses incurred in connection with the Amendment. GLC will continue to provide certain specialized services to WLR Inc. under the Syndication Agreement, for which WLR Inc. will be compensating GLC upon the terms set forth in the Syndication Agreement.

In connection with certain services originally contemplated by the Syndication Agreement, Holdings entered into an engagement letter dated August 18, 2010 (the “Engagement Letter”) with GSF Capital Markets, LLC (the “Beneficiary”), and the Beneficiary simultaneously entered into a Registered Representative Agreement with an employee of GLC in connection therewith (the “Registered Representative Agreement” and, together with the Engagement Letter, the “Agreements”). Under the Engagement Letter, the Beneficiary will act as placement agent with respect to the sale of membership interests in Holdings. Pursuant to the Amendment, GLC has agreed to indemnify Holdings to the extent Holdings is required to indemnify the Beneficiary under the Engagement Letter. The Beneficiary has made it a condition of the Agreements that the Company also provide a guarantee of the obligations of Holdings pursuant to the Engagement Letter, and on August 18, 2010, the Company entered into a Guaranty (“Guaranty”) for the benefit of the Beneficiary.

Under the Guaranty, the Company guarantees to the Beneficiary the due and punctual performance of all of the obligations of Holdings arising under or pursuant to the Agreements, including payment and indemnity. The Company is contingently liable under the Guaranty and could become directly liable for payment and performance under the Engagement Letter if Holdings defaults on its obligations thereunder. The exact dollar value of the above transactions cannot readily be determined as it is based on a number of variables that have not yet occurred or cannot yet be measured and depends, in part, upon the amount of funds raised by Holdings from a new investor or investors, as contemplated by the Agreements. The Company is unable to determine at this time the maximum potential amount of future payments that the Company could be required to make under the Guaranty. The Company’s liability, if any, under the Guaranty could exceed the ultimate purchase price of the sale of membership interests in Holdings eventually sold. The Company believes the likelihood of the Company being required to make payments pursuant to the Guaranty is remote. For accounting purposes, the Company will be required to establish a fair value on the Guaranty and the Company currently believes the fair value of the Guaranty is immaterial. The Guaranty is accounted for as an “off balance sheet arrangement.”

The Amendment, the Agreements and the Guaranty described above were ratified by a majority of the disinterested and independent directors of the Company’s Board of Directors on November 10, 2010.

Aircraft Usage Policy.    William A. Furman, Director, President and Chief Executive Officer of the Company, is a 50% owner of two private aircraft managed by a private independent management company. From time to time, the Company’s business requires charter use of privately owned aircraft. In such instances, it is possible that charters may be placed with the company that manages Mr. Furman’s aircraft. In such event, any such use will be subject to the Company’s travel and entertainment policy, and the fees paid to the management company will be no less favorable than would have been available to the Company for similar services provided by unrelated parties. During 2011, the Company placed charters with the company that manages Mr. Furman’s aircraft aggregating $10,000.

Indebtedness of Management.    Since the beginning of our last fiscal year, none of our directors or executive officers has been indebted to us in excess of $120,000.

Policy.    We follow a policy that all proposed transactions by us with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to us than could be obtained from unaffiliated parties, are reasonably expected to benefit us and are reviewed and approved or ratified by a majority of the disinterested, independent members of the Board of Directors.

Executive Officers of the Company

The following are executive officers of the Company:

William A. Furman, 67, is President, Chief Executive Officer and a director of the Company, positions he has held since 1994. Mr. Furman was Vice President of the Company, or its predecessor company, from 1974 to 1994. Mr. Furman serves as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

Martin R. Baker, 56, is Senior Vice President, Chief Compliance Officer and General Counsel, a position he has held since May 2008. Prior to joining the Company, Mr. Baker held corporate officer positions with Lattice Semiconductor Corporation since 1997.

Alejandro Centurion, 55, is President of Manufacturing Operations, a position he has held since May of 2007. Mr. Centurion joined the Company in 2005, as the Company’s managing director of Gunderson-Concarril and its chief country representative in Mexico. Later in 2005, he was promoted to Senior Vice President, North American Manufacturing Operations. Prior to joining the Company, he held senior manufacturing positions with Bombardier Transportation for eight years.

James W. Cruckshank, 56, is Senior Vice President and Chief Accounting Officer, a position he has held since April 2008. Prior to joining the Company, Mr. Cruckshank held corporate officer positions with MathStar, Inc. since 2005. He was Chief Financial Officer of Synetics Solutions, Inc. from 2004 to 2005.

William G. Glenn, 50, is Senior Vice President Strategic Planning and Chief Commercial Officer, a position he has held since June 2009. Prior to becoming Senior Vice President, Mr. Glenn was Vice President of Corporate Development and Staff, a position he had held since April 2007. Prior to joining the Company, Mr. Glenn worked as a consultant for the Company on corporate development from 2002 through 2007.

Lorie L. Leeson, 44, is Vice President, Corporate Finance and Treasurer, a position she has held since June 2009. Prior to becoming Treasurer, Ms. Leeson was Vice President Corporate Finance and Assistant Treasurer since November 2007 and Assistant Vice President, Corporate Finance since 2004.

Maren J. Malik, 60, is Vice President of Administration of the Company, a position she has held since June 1991. Prior to 1991 Ms. Malik served in various financial and management positions for the Company’s predecessor company.

Anne T. Manning, 48, is Vice President and Corporate Controller of the Company, a position she has held since November 2007. Ms. Manning has served in various financial management positions for the Company since 1995, most recently as Assistant Corporate Controller.

Mark J. Rittenbaum, 54, is Executive Vice President and Chief Financial Officer, a position he has held since January 2008. Prior to becoming Executive Vice President he was Senior Vice President and Treasurer of the Company since 2001 and Vice President and Treasurer from 1994 to 2001.

James T. Sharp, 57, is President of Greenbrier Leasing Company LLC, a position he has held since February 2004, prior to which he served as Vice President of Marketing and Operations since 1999 and was Vice President of Sales from 1996 to 1999.

Timothy A. Stuckey, 61, is President of Gunderson Rail Services LLC, doing business as Greenbrier Rail Services, a subsidiary engaged in the repair and refurbishment of rail cars. He has served as President since May 1999.

Executive officers are designated by the Board of Directors. There are no family relationships among any of the executive officers of the Company.

EXECUTIVE COMPENSATION

Compensation Governance

The Compensation Committee of the Board of Directors is established pursuant to the Company’s Amended and Restated Bylaws, and operates pursuant to a Charter approved by the Board of Directors. A copy of the Charter is available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com. The Compensation Committee recommends to the Board of Directors policies and processes for the regular and orderly review of the performance and compensation of the Company’s senior executive management personnel, including the President and Chief Executive Officer. The Compensation Committee determines the compensation level of the Chief Executive Officer based on the Chief Executive Officer’s performance in light of the Company’s goals and objectives. The Compensation Committee also approves compensation of executives other than the Chief Executive Officer based on recommendations made by the Chief Executive Officer. The Compensation Committee regularly reviews and, when necessary, recommends changes to the Company’s incentive and performance-based compensation plans. The Compensation Committee has sole authority to retain and terminate such consultants, counsel, experts and other personnel as the Committee may deem necessary to enable it to fully perform its duties and fulfill its responsibilities, and to determine the compensation and other terms of engagement for such consultants and experts. There are no express provisions in the Charter delegating Compensation Committee authority to any other person.

The Compensation Committee is comprised of at least two members of the Board of Directors, none of whom may be an active or retired officer or employee of the Company or any of its subsidiaries. Members of the Compensation Committee are appointed annually by the Board of Directors. Messrs. Graeme A. Jack, Duane C. McDougall, Charles J. Swindells, Donald A. Washburn, and Benjamin R. Whiteley were the members of the Compensation Committee during fiscal 2011. Mr. Jack is the Chairman of the Compensation Committee. The Compensation Committee held five meetings during the year ended August 31, 2011.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, was formerly an officer or employee, or had a relationship with the Company requiring disclosure as a related party transaction.

Compensation Discussion and Analysis

Philosophy

During fiscal 2011 the Compensation Committee undertook an analysis of the Company’s compensation philosophy, programs and practices, in conjunction with the Company’s more general focus on maximizing operational excellence throughout the Company’s business. An integral feature of that initiative involved an evaluation and restructuring of the theory and programs of compensation employed by the Company.

The Company’s incentive compensation programs have historically been heavily weighted toward flexibility in light of the cyclicality of the rail supply business, utilizing short-term discretionary bonuses awarded on a non-formulaic basis, and the use of both time-vesting and performance-vesting restricted stock. During fiscal 2011 the Company implemented a more formula-based short-term incentive plan pursuant to which the Company’s officers and employees may earn bonuses based on the Company’s performance measured by financial performance metrics and pre-established individual and business unit performance goals. Target bonus amounts for each individual executive officer are established as a percentage of annual base salary, depending upon position and responsibility. The fiscal 2011 bonus program is explained in greater detail under the heading “Short-Term Incentives — Cash Bonuses.”

The changes to the Company’s compensation practices and programs adopted during fiscal 2011 strengthen the link between pay and performance and the alignment between the interests of the Company’s shareholders and its executive officers and employees. The Board of Directors and executive management of the Company believe that executive pay should be linked to performance of the Company and the individual executive, and should be designed to attract, retain and motivate the executives necessary to accomplish the Company’s business strategy. To achieve these ends, the Compensation Committee believes that:

•	Compensation for executives and key employees should be weighted toward incentive compensation and equity grants.

•

Incentive compensation should be linked to both Company and individual performance. Individual performance goals should reinforce cooperation and teamwork in achieving business success. Company performance goals should be responsive to the Company’s cyclical business environment.

•	Incentive compensation should strike a balance between short-term and long-term performance.

•	Compensation levels should be sufficiently competitive to attract, retain and motivate highly qualified executives and employees and should reflect position and responsibility.

•	Equity grants should be targeted to senior management and key employees and should be issued on a recurring basis considering market conditions.

•	Administrative costs should be minimized through simplified program structures.

•	The tax deductibility of compensation should be maximized where possible consistent with the overall goals of the compensation program.

The Chief Executive Officer (“CEO”) makes recommendations to the Compensation Committee regarding the compensation of the other executive officers, including proposed salary adjustments, the number of restricted shares to be awarded to each executive officer and each executive officer’s annual incentive award targets. The Compensation Committee also discusses with the CEO annually the performance of each executive officer (other than the CEO, whose performance is reviewed by the Compensation Committee) and the achievement of the executive officer’s individual performance goals. The Compensation Committee approves the compensation of the executive officers based upon these discussions, the CEO’s recommendations and in light of the Company’s compensation philosophy.

Use of Compensation Consultants

The Compensation Committee has directly engaged Mercer Human Resource Consulting (“Mercer”) as an executive compensation consultant. Mercer reports directly to the Compensation Committee and is responsible for providing advice and counsel to the Compensation Committee on program design and compensation issues. During fiscal 2011 the Compensation Committee received a report from Mercer regarding market trends in restoration of base salaries and an executive compensation survey. The Compensation Committee also obtained input from Mercer on the structure of its new formula-based short-term incentive plan, all of the elements of which Mercer determined to be consistent with market practices.

The Compensation Committee also looks to Mercer for assistance in determining a peer group for comparison of executive compensation. The Committee believes that information regarding compensation at peer companies is useful because it understands that the Company’s compensation practices must be competitive in the marketplace. However, the Company does not specifically rely on benchmarks of compensation against its peers; rather, the level of specific elements of compensation awarded by peer companies is only one of the many factors that the Company considers in assessing the reasonableness of the compensation of its executive officers.

The Compensation Committee redefined its peer group in July 2010, in consultation with Mercer. The Compensation Committee will, in consultation with Mercer, periodically review the companies included in the comparison peer group to determine if they remain appropriate for inclusion in terms of size, industry and other factors. The Company’s current peer group includes the fifteen companies listed in the table below, which include three direct peers in the railcar industry1; four heavy manufacturing companies2; two after-market railcar products companies3; three companies that lease high-value equipment4; and three manufacturing companies that compete for employees in the Company’s local labor markets5.

PEER GROUP COMPANIES

Company	GIC Sub-Industry
American Railcar Industries[1]	Construction & Farm Machinery & Heavy Trucks
Astec Industries[2]	Construction & Farm Machinery & Heavy Trucks
Blount[5]	Industrial Machinery
Columbus McKinnon[2]	Industrial Machinery
Esterline Technologies[5]	Aerospace & Defense
FreightCar America[1]	Construction & Farm Machinery & Heavy Trucks
GATX[4]	Trading Companies & Distributors
H&E Equipment Services[4]	Trading Companies & Distributors
L.B. Foster[2]	Industrial Machinery
Schnitzer Steel Industries[5]	Steel
Trinity Industries[1]	Construction & Farm Machinery & Heavy Trucks
United Rentals[4]	Trading Companies & Distributors
WABCO Holdings Inc.[3]	Construction & Farm Machinery & Heavy Trucks
Wabash National[2]	Construction & Farm Machinery & Heavy Trucks
Wabtec[3]	Construction & Farm Machinery & Heavy Trucks

Compensation Summaries

The Compensation Committee reviews the total annual compensation received by each executive officer, including base salary, cash bonuses, long-term incentives, accumulative realized and unrealized stock option and restricted stock gains, dollar value of perquisites and other personal benefits, and post-employment benefits, including actual current contributions by the Company to fund benefits under the Company’s supplemental executive retirement plan. The Compensation Committee uses compensation summaries which include dollar amounts for each of the named executive officers to facilitate this review. For the year ended August 31, 2011, Mercer compared the compensation of the Company’s named executive officers to benchmarks derived from peer group compensation and data from comparative market surveys. Total compensation is below the median for each named executive officer.

Elements of Executive Compensation

For the year ended August 31, 2011, the principal components of compensation for executive officers were:

•	Base salary;

•	Short-term incentives — cash bonus;

•	Long-term incentives — restricted stock awards;

•	Retirement and insurance benefits;

•	Perquisites and other personal benefits; and

•	Post-employment benefits.

Base Salary

Base salaries are determined for each executive based on his or her position and responsibilities relative to other executive officers and are, in some cases, determined pursuant to negotiated employment agreements. We regularly monitor competitive compensation rates in local and industry-specific markets and take that information into account in setting and reviewing base salaries. Salary levels are typically reviewed annually as part of the Company’s performance review process as well as upon an executive’s promotion or other change in responsibility. Merit-based increases to salaries are based on an assessment of the individual executive’s performance.

In March 2009, the Company implemented certain cost-cutting measures, including reduction in base salaries for the Company’s executive officers, due to depressed macroeconomic conditions and continued softness in the railroad supply market. In light of the Company’s improved financial condition and performance, fifty percent of the salary reductions taken by the Company’s executive officers (other than Mr. Furman) and 3.5% of Mr. Furman’s salary reduction were restored effective December 1, 2010. Base salaries of all executive officers (including Mr. Furman) were fully restored effective July 1, 2011 to levels in effect prior to the March 2009 reductions.

The Compensation Committee reviewed competitive salary information provided by Mercer and determined that base salaries of most of the Company’s executive officers, including its named executive officers, remained below market median, even after the base salary restorations. After reviewing the Company’s financial performance through the third fiscal quarter of 2011 and determining that the Company had achieved profitability (adjusted for unusual and non-recurring items), and considering the value to the Company of retaining highly skilled and knowledgeable executives and the flight risk presented by paying below market median salaries, the Compensation Committee approved salary increases for certain of the Company’s executive officers effective as of July 1, 2011, including named executive officers Mark Rittenbaum, Timothy Stuckey and Martin Baker. Named executive officer Alejandro Centurion received a base salary increase effective December 1, 2010, in connection with the assumption of increased operating responsibilities and to set his base salary near the market median. See “Material Terms of Employment Agreements and Other Arrangements” for further detail regarding these salary increases.

Short-Term Incentives — Cash Bonuses

Cash bonuses are intended to reward executive officers for achievement of primarily short-term Company, business unit and individual performance goals. As discussed above, historically the Company’s bonus program has been non-formulaic and discretionary. The new bonus program adopted in fiscal 2011 utilizes a more formulaic structure, in order to reward executive officers for the Company’s achievement of financial performance goals and individual achievement of pre-established individual and business unit performance goals. The fiscal 2011 bonus program was adopted in May 2011 to apply to the balance of fiscal 2011. The bonus program was designed to drive specific behaviors toward clearly defined short-term goals that are expected to add long-term value to the Company. The bonus program places a significant percentage of each executive officer’s total compensation at risk.

To determine the overall bonus pool for the fiscal 2011 bonus program, the Committee utilized two financial performance measures relating to the Company. The first measure, Adjusted EBITDA, is defined as earnings before interest, taxes, depreciation and amortization, adjusted for special and non-recurring items, in the discretion of the Compensation Committee and calculated before subtracting from EBITDA the amount of the bonus pool itself. The second measure, Working Capital, is defined in terms of increased efficiency in usage of working capital related to inventory, accounts receivable and accounts payable. Working Capital efficiency is measured by the number of days it takes to convert Working Capital to cash in each of our business segments, taking into account the ramping up of business activities. Separate bonus pools were established based on the level of performance measured against Adjusted EBITDA and Working Capital performance targets goals, but funding of both pools is contingent upon achievement of a minimum threshold Adjusted EBITDA.

The Adjusted EBITDA and Working Capital goals were set based upon the Company’s forecast and outlook for the remainder of fiscal 2011 at the time the targets were established. We do not disclose our internal budget or forecast for results of operations, including budgeted or forecasted EBITDA or working capital goals, as we believe that disclosure of that information, whether with respect to historical periods or future periods, would cause us competitive harm by disclosing to competitors key elements of our internal projections. We set Adjusted

EBITDA and Working Capital goals at levels that the Committee considered challenging but achievable based on conditions at that time, including the continuing impact of the global financial and economic crisis, more recent forecasts, the Company’s improved financial outlook, operational improvements and the cyclical nature of our business. We set goals that were sufficiently challenging to maximize performance of the Company’s employees, but that were sufficiently achievable to motivate our employees to perform at high levels. The Committee determined that the expected probability of achieving the threshold Adjusted EBITDA and Working Capital performance levels was 80% and the probability of achieving target levels was 60%. If Adjusted EBITDA is below the minimum threshold, no Adjusted EBITDA or Working Capital bonus pool would fund, but a default bonus pool of between $750,000 and $1 million would fund, in an amount determined in the discretion of the Chief Executive Officer, to reward outstanding individual success for key performers, measured against specific individual performance goals, with any bonuses awards to executive officers subject to approval of the Compensation Committee. The Company’s Adjusted EBITDA for fiscal 2011 (before establishment of the bonus pool) was $104.6 million, which resulted in an Adjusted EBITDA bonus pool of $2.6 million. The Company achieved increased efficiencies in usage of Working Capital of $38.4 million during fiscal 2011. This result was in excess of 100% of the Company’s Working Capital target goal, resulting in a $1.0 million Working Capital bonus pool. The total bonus pool available for bonuses to all employees and executive officers of the Company for fiscal 2011 was $3.6 million. Of that amount, a total of $609,263 was awarded, in the aggregate, in bonuses to the Company’s named executive officers.

Pursuant to the fiscal 2011 bonus program, in addition to the corporate Adjusted EBITDA and Working Capital goals, the Committee adopted specific individual and business unit performance goals for each of the Company’s executive officers, set a maximum bonus amount for each executive officer as a percentage of fully reinstated annual base salary (before salary increases that were approved effective July 1, 2011, described below under “Material Terms of Employment Agreements and Other Arrangements”), and weighted the allocation of each officer’s total bonus opportunity amount among the financial and individual and business unit performance goals. The percentages of base salary established as maximum bonus amounts for fiscal 2011 were reflective of the partial year covered by the fiscal 2011 bonus program. The Compensation Committee retained discretion to adjust the amount of individual bonuses based on extraordinary performance or circumstances.

Mr. Furman, Chief Executive Officer and President of the Company, was eligible to earn a maximum bonus equal to 60% of his base salary, which equals $450,000. Of the total bonus opportunity, 15% percent of the bonus amount was allocated to achievement of the Adjusted EBITDA performance goals, 10% was allocated to achievement of the Working Capital performance goals, and 75% was allocated to individual and corporate performance goals. Mr. Furman’s individual and corporate performance goals included goals related to execution of leasing operations strategies; implementation of operational efficiencies; improving manufacturing operations; and succession planning goals.

The Compensation Committee determined that Mr. Furman earned 62% of his maximum potential bonus amount, which consists of 10% based upon the Company’s achievement of its Adjusted EBITDA performance goals; 7% based upon the Company’s achievement of its Working Capital performance goals; and 45% based upon achievement of individual and corporate performance goals. The aggregate amount of bonus awarded to Mr. Furman in respect of fiscal 2011 was $279,000.

Mr. Rittenbaum, Chief Financial Officer and Executive Vice President of the Company, was eligible to earn a maximum bonus equal to 45% of his base salary, which equals $128,250. Of the total bonus opportunity, 15% percent of the bonus amount was allocated to achievement of the Adjusted EBITDA performance goals, 15% was allocated to achievement of the Working Capital performance goals, and 70% was allocated to individual and corporate performance goals. Mr. Rittenbaum’s individual and corporate performance goals included goals related to financial matters, including financings; succession planning; implementation of operational efficiencies and other corporate matters.

The Compensation Committee determined that Mr. Rittenbaum earned 76% of his maximum potential bonus amount, which consists of 10% based upon the Company’s achievement of its Adjusted EBITDA performance goals; 10% based upon the Company’s achievement of its Working Capital performance goals; and 56% based upon achievement of individual and corporate performance goals. The aggregate amount of bonus awarded to Mr. Rittenbaum in respect of fiscal 2011 was $97,470.

Mr. Centurion, President of Greenbrier Manufacturing Operations (“GMO”), was eligible to earn a maximum bonus equal to 35% of his base salary, which equals $113,750. Of the total bonus opportunity, 35% percent of the bonus amount was allocated to achievement of GMO pre-tax earnings performance goals, 15% was allocated to achievement of GMO working capital goals, and 50% was allocated to individual and GMO business unit performance goals. Mr. Centurion’s individual and GMO business unit performance goals included improving manufacturing efficiencies and capacity; and goals related to workplace safety.

The Compensation Committee determined that Mr. Centurion earned 96% of his maximum potential bonus amount, which consists of 35% based upon GMO’s achievement of its pre-tax earnings goals and 11% based upon GMO’s achievement of its working capital goals, and 50% based upon achievement of individual and GMO business unit performance goals. The aggregate amount of bonus awarded to Mr. Centurion in respect of fiscal 2011 was $109,200.

Mr. Stuckey, President of Greenbrier Rail Services (“GRS”), was eligible to earn a maximum bonus equal to 30% of his base salary, which equals $78,000. Of the total bonus opportunity, 25% percent of the maximum bonus amount was allocated to achievement of GRS pre-tax earnings performance goals, 15% was allocated to achievement of GRS working capital performance goals, and 60% was allocated to individual and GRS business unit performance goals. Mr. Stuckey’s individual and GRS business unit performance goals included goals related to increasing business unit revenue; succession planning goals; goals related to workplace safety; and goals related to implementation of business unit strategy and efficiencies.

The Compensation Committee determined that Mr. Stuckey earned 76% of his maximum potential bonus amount, which consists of 10% based upon the achievement of GRS’s pre-tax earnings performance goals, 15% based upon the achievement GRS’s of its working capital performance goals, and 51% based upon achievement of individual and GRS business unit performance goals. The aggregate amount of bonus awarded to Mr. Stuckey in respect of fiscal 2011 was $59,280.

Mr. Baker, Senior Vice President, Chief Compliance Officer and General Counsel of the Company, was eligible to earn a maximum bonus equal to 35% of his base salary, which equals $85,750. Of the total bonus opportunity, 15% percent of the bonus amount was allocated to achievement of the Adjusted EBITDA performance goals, 5% was allocated to achievement of the Working Capital performance goals, and 80% was allocated to individual and corporate performance goals. Mr. Baker’s individual and corporate performance goals included goals related to financings; and goals related to human resources and other operational matters.

The Compensation Committee determined that Mr. Baker earned 75% of his maximum potential bonus amount, which consists of 15% based upon the Company’s achievement of its Adjusted EBITDA performance goals, 5% based upon the Company’s achievement of its Working Capital performance goals, and 55% based upon achievement of individual and corporate goals. The aggregate amount of bonus awarded to Mr. Baker in respect of fiscal 2011 was $64,313.

Long-Term Incentive — Restricted Stock Awards

Awards of restricted stock form the basis of the Company’s long-term incentive program, which is intended to retain and motivate executives over the long term, and align their interests with the interests of the Company’s shareholders. The long-term incentive program is designed to emphasize the need for executives to focus on the long-range strategic goals of the Company.

Stock-based awards are made pursuant to the Company’s 2010 Amended and Restated Stock Incentive Plan (the “2010 Stock Incentive Plan”), which was approved by the Company’s shareholders in January 2011, amending, restating and renaming the Company’s 2005 Stock Incentive Plan. The 2010 Stock Incentive Plan is administered by the Compensation Committee, and provides for awards of incentive stock options, non-qualified stock options and restricted stock awards to officers, directors, employees, and consultants of the Company. The 2010 Stock Incentive Plan was amended in January 2011 to increase the total number of shares available for issuance under the Plan by 1,000,000, to an aggregate of 2,825,000, since inception of the Plan in 2005. As of August 31, 2011, 720,047 shares of Common Stock remained available for grant under the 2010 Stock Incentive Plan.

The Company awarded restricted stock grants totaling 309,380 shares under the 2010 Stock Incentive Plan during fiscal 2011, including 108,000 shares awarded to the Company’s named executive officers as disclosed in the “Grants of Plan-Based Awards Table” and described in the accompanying narrative.

Executive Retirement and Insurance Benefits

•	Target Benefit Plan

Certain of the Company’s executive officers, including all named executive officers other than Mr. Furman and Mr. Baker, participate in a supplemental retirement benefit plan maintained by a Company subsidiary, the Greenbrier Leasing Company LLC Manager Owned Target Benefit Plan (the “Target Benefit Plan”). The Target Benefit Plan provides for supplemental retirement income compensation for participating executives. It is not a deferred compensation plan nor a tax-qualified retirement plan; contributions made on behalf of executives under the Target Benefit Plan are taxed to the participating executives currently. The Target Benefit Plan is designed to provide supplemental retirement income to executives in an amount equal to 50% of the executive’s final base salary, although no level of benefits is guaranteed under the Target Benefit Plan. Contributions by the Company to the Target Benefit Plan are used to purchase annuity contracts that are owned by participating executives. The Company also pays participants tax gross-up payments to defray the taxes resulting from the Target Benefit Plan contributions. In order to determine the Company’s contribution under the Target Benefit Plan, the Company projects the executive’s annual salary at age 65 by taking the executive’s current annual base salary, adjusting it for assumed future salary increases including cost of living increases, compounded annually, until the executive reaches age 65. Using that projected annual salary at age 65, the Company determines the amount of annuities necessary, in light of prior annuity purchases and future anticipated purchases, to reach the target benefit of 50% of final year base salary. The Company, however, has discretion to purchase, or not purchase, annuities in any given year sufficient to cover such estimated target benefits for plan participants. The normal form of annuity benefit payments are monthly payments commencing at age 65 and continuing for 180 months. Participants own the individual annuity contracts and accordingly may independently negotiate a different form of payment and benefit commencement date with the annuity provider.

The Target Benefit Plan was amended during fiscal 2011 to revise the Company’s obligation to make accelerated contributions on executives’ behalf in the event of a change of control (as defined in the Target Benefit Plan). As amended, the Company is only obligated to make an accelerated contribution on behalf of a participant whose employment is terminated within 24 months following a change of control. Prior to the amendment, the Company’s obligation to make contributions on behalf of all participants was accelerated upon a change in control.

•	Executive Life Insurance

The Company provides an executive life insurance program to certain executives, including the named executive officers, whereby the Company has agreed to pay the premiums on life insurance policies insuring the executives’ lives, to recognize such premium payments as compensation to the executives, and to pay the executives an additional bonus to help defray the executives’ income tax liability resulting from the payment of such premiums being treated as current compensation. Mr. Furman does not participate in the executive life insurance program.

Mr. Furman’s employment agreement provides for a supplemental retirement benefit of $407,000 per year, payable until age 70. Of this payment, $185,000 is intended to defray the premiums on a life insurance policy insuring his life and the remainder, $222,000, is intended to defray the income taxes resulting from treating this payment as compensation. The Company remits $185,000 of the benefit amount to the trustee of a trust that holds the life insurance policy for payment of the annual premium. The Company directly remits the remaining $222,000 to the appropriate state and federal tax authorities.

•	Nonqualified Deferred Compensation Plan

The Company sponsors a nonqualified deferred compensation plan which permits selected participants to elect to defer a portion of their base salary in excess of amounts that may be deferred under the Company’s tax-qualified 401(k) plan, and to direct the investment of amounts credited to their accounts among a range of investment options similar to those available under the Company’s 401(k) plan. The nonqualified deferred compensation plan also allows the Company to make discretionary employer contributions to the plan. The nonqualified deferred compensation plan was amended during fiscal 2011 to permit participants to elect to defer receipt of shares of restricted stock awards under the Company’s 2010 Stock Incentive Plan. Mr. Centurion elected to participate in the nonqualified deferred compensation plan in 2011; the Company’s other named executive officers did not participate in the plan. The Company did not make any employer contributions to the plan during fiscal 2011.

Perquisites and Other Personal Benefits

The Company provides executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program goal of enabling the Company to attract, retain, and motivate employees for key positions. The Company is selective in its use of perquisites, utilizing perquisites that are commonly provided, the value of which is generally modest. The Compensation Committee periodically reviews the levels of perquisites provided to executive officers. The primary perquisites are use of Company-owned automobiles or automobile allowances, and payment of club membership dues. The Company may assist selected transferred or newly hired executives in selling their homes, in order to facilitate a successful relocation of the executive, pursuant to its Executive Home Sale Assistance Program.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 per person the amount that we may deduct for compensation paid in any year to any of the named executive officers. The Committee’s policy is to structure executive compensation to maximize the deductibility of compensation where feasible consistent with our overall compensation objectives. The Committee has structured some of our compensation programs to qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Other compensation programs may not qualify as performance-based compensation under Section 162(m) because they involve individual or non-objective performance measures, the Committee retains discretion in applying the performance criteria, or the performance criteria have not been submitted to or approved by the Company’s shareholders. The fiscal 2011 annual incentive bonuses for named executive officers did not qualify as performance-based compensation under Section 162(m), with the result that a portion of the compensation paid to Mr. Furman for fiscal 2011 will not be deductible by us. Section 162(m) did not limit deductibility of compensation paid to any other named executive officer for fiscal 2011.

COMPENSATION COMMITTEE REPORT

As required by Item 407(e)(5) of Regulation S-K, the Compensation Committee reviewed and discussed with the Company’s management the above section entitled “Compensation Discussion and Analysis” prepared by the Company’s management as required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended August 31, 2011.

Graeme A. Jack, Chairman

Duane C. McDougall

Charles J. Swindells

Donald A. Washburn

Benjamin R. Whiteley

November 1, 2011

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal year ended August 31, 2011. The named executive officers are William A. Furman, Mark J. Rittenbaum, Alejandro Centurion, Timothy A. Stuckey and Martin R. Baker. Mr. Baker was not a named executive officer in 2009 or 2010. The Company did not grant any stock options to the named executive officers in 2011. The Company does not maintain any defined benefit or actuarial pension plan, and its new nonqualified deferred compensation plan does not pay or provide for preferential or above-market earnings. Accordingly, a column for such elements of compensation is not included in the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
William A. Furman	2011	452,813	279,000	1,352,400	N/A	442,630	2,526,843
President and Chief Executive Officer	2010 2009	375,000 562,500	N/A N/A	-0- 836,000	-0- -0-	443,850 441,807	818,850 1,840,307
Mark J. Rittenbaum	2011	280,704	97,470	383,200	N/A	41,581	802,955
Executive Vice President and Chief Financial Officer	2010 2009	249,375 267,188	-0- -0-	155,870 418,000	N/A N/A	41,425 150,885	446,670 836,073
Alejandro Centurion	2011	306,094	109,200	287,400	N/A	65,724	768,418
President, Greenbrier Manufacturing Operation	2010 2009	249,375 267,188	-0- -0-	125,895 200,640	N/A N/A	62,082 207,650	437,352 675,478
Timothy A. Stuckey	2011	245,136	59,280	239,500	N/A	76,535	620,451
President, Greenbrier Rail Services	2010 2009	227,500 243,750	-0- -0-	125,895 200,640	N/A N/A	79,264 234,010	432,659 678,400
Martin R. Baker	2011	237,284	64,313	239,500	N/A	65,568	606,665
Senior Vice President, Chief Compliance Officer and General Counsel

(1)

Represents bonuses earned by each named executive officer under the fiscal 2011 bonus program. Although the fiscal 2011 bonus program includes formulaic elements, the bonuses are not treated as “non-equity incentive plan compensation” due to the subjective nature of individual performance measures and Compensation Committee discretion to adjust amounts earned for achievement of Company financial goals. See “Compensation Discussion and Analysis — Short-Term Incentives — Cash Bonuses.”

(2)

Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For purposes of valuation of stock awards, we assume that no shares will be forfeited and performance goals will be achieved at target levels. These amounts reflect the grant date fair value and may not correspond to the actual value that will be recognized by the named executive officers. One-half of each restricted stock grant is time-vested and will vest in annual installments on the first, second and third anniversary of the grant date, based on continued employment with the Company. One-half of each restricted stock grant is performance-vested. For the performance-vested shares, the grant date fair value is calculated based on the target number of shares which, as of the grant date, was the estimated number of shares to be issued. If the Company achieves its stretch performance goals as of the end of the performance period, each NEO will receive an additional grant of fully vested shares equal to the number of performance-vested shares awarded during fiscal year 2011. Such additional shares, if issued, will be valued as of the date of issuance. If, for purposes of this footnote, the maximum number of shares issuable under the performance-vested share awards, including such additional shares (valued as of the date of the original award because the share value as of the date of issuance after the end of the performance period received is not known at this time), had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal 2011 would have been $2,028,600 for Mr. Furman, $574,800 for Mr. Rittenbaum, $431,100 for Mr. Centurion, $359,250 for Mr. Stuckey and $359,250 for Mr. Baker.

(3)

See “All Other Compensation Table for Fiscal 2011” below for detail on amounts included in this column, which include perquisites, contributions to the Target Benefit Plan, tax reimbursement payments, Company match on executive contributions to the 401(k) plan, executive life insurance program benefits and various other compensation amounts.

All Other Compensation Table for Fiscal 2011

Name	Perquisites and Personal Benefits ($)		Target Benefit Plan Contributions ($)(1)	401(k) Matching Contributions(2) ($)	Executive Life Insurance ($)		Tax Reimbursement Payments ($)(6)	Other ($)	Total ($)
William A. Furman	35,630	(3)	-0-	-0-	185,000	(4)	222,000	-0-	442,630
Mark J. Rittenbaum	10,810	(3)	-0-	8,771	11,000	(5)	11,000	-0-	41,581
Alejandro Centurion	24,990	(3)	-0-	6,734	17,000	(5)	17,000	-0-	65,724
Timothy A. Stuckey	18,046	(3)	-0-	8,289	25,100	(5)	25,100	-0-	76,535
Martin R. Baker	9,600	(3)	NA	7,968	24,000	(5)	24,000	-0-	65,568

(1)	These amounts represent the Company’s contributions under the Target Benefit Plan made on behalf of the named executive officer with respect to the plan year ended December 31, 2010.

(2)

These amounts represent the Company’s matching contribution to each named executive officers’ 401(k) plan account. A portion of the amount of the 401(k) matching contribution paid to each named executive officer, except Mr. Furman, was paid in a required taxable distribution after the end of fiscal 2010 following annual plan testing.

(3)

Includes payments made on behalf of: Mr. Furman of $16,505 for use of a Company car, $13,100 for financial, investment and tax advisors and $6,025 for club dues; Mr. Rittenbaum of $10,810 for use of a Company car; Mr. Centurion of $13,200 for car allowance and $11,790 for club dues and initiation fees; Mr. Stuckey of $11,799 for use of a Company car and $6,247 for club dues; and Mr. Baker of $9,600 for car allowance.

(4)	Consists of supplemental retirement benefit of $185,000 provided for under Mr. Furman’s employment agreement, which is intended to defray the cost of executive life insurance premiums.

(5)	These amounts represent the taxable income related to payment of premiums for individual life insurance for the benefit of the executives.

(6)

These amounts represent cash payments made on behalf of named executive officers to cover the estimated tax liability, and resulting tax liability from the gross-up tax payments, resulting from, in the case of Mr. Furman, the supplemental retirement benefit payment and the taxable income attributable to him as a result, and in the case of the other named executive officers, the taxable income attributable to the named executive officers under the Executive Life Insurance program.

Grants of Plan-Based Awards in Fiscal 2011

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock Awards ($)(3)
		Threshold (#)	Target (#)	Maximum (#)
William A. Furman	7-6-11 5-25-11		15,000 15,000		15,000 15,000	633,900 718,500
Mark J. Rittenbaum	5-25-11		8,000		8,000	383,200
Alejandro Centurion	5-25-11		6,000		6,000	287,400
Timothy A. Stuckey	5-25-11		5,000		5,000	239,500
Martin R. Baker	5-25-11		5,000		5,000	239,500

(1)

All amounts reported in these columns represent the portion of restricted stock awards that are performance-vested. See “Compensation Discussion and Analysis – Long-Term Incentive-Restricted Stock Awards.”

(2)

Represents time-vested restricted stock grants, which vest ratably over three years, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change in Control.”

(3)

Represents the aggregate grant date fair value of restricted stock grants computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the performance-vested shares is based on the target number of shares issuable under the award, estimated to be the probable outcome of the performance conditions as of the grant date, multiplied by the closing market price of the Company’s Common Stock on the grant date.

Material Terms of Employment Agreements and Other Arrangements

The Company has employment agreements with each of the named executive officers except Mr. Baker.

Effective March 1, 2009, all executive officers with employment agreements voluntarily amended their employment agreements to reduce their base salaries. Mr. Furman’s base salary was reduced by 50%; Mr. Rittenbaum’s, Mr. Centurion’s and Mr. Stuckey’s base salaries were each reduced by 12.5%; and Mr. Baker who does not have a formal employment agreement with the Company, received a 10% salary reduction.

Effective December 1, 2010 the Company restored 50% of the reductions in annual base salaries for all of its executive officers other than Mr. Furman, and restored 3.5% of the reduction in Mr. Furman’s base salary. Effective July 1, 2011, based upon the Company’s improved financial performance and outlook, the Compensation Committee approved the full restoration of annual base salaries to levels in effect prior to the March 1, 2009 salary reductions for all of the Company’s executive officers (other than Mr. Centurion, who received a base salary increase in December 2010 to a level in excess of his March 1, 2009 salary).

Pursuant to the terms of his employment agreement, entered into effective September 1, 2004, as amended, Mr. Furman’s base salary is at an annual rate of $750,000. Mr. Furman’s employment agreement was amended effective December 1, 2010 to reflect the partial (3.5%) restoration of his annual base salary as of that date. Mr. Furman’s employment agreement was again amended effective July 1, 2011 to reflect the full restoration of his annual base salary to $750,000 as of that date and the implementation of the new short-term incentive program, which replaced the annual bonus provisions in his employment agreement. The July 2011 amendment also removed the restriction in Mr. Furman’s employment agreement against payment of bonus compensation that would not be deductible under IRC §162(m), in order to give the Compensation Committee greater flexibility in tailoring individual performance goals for Mr. Furman to the Company’s business objectives, including adopting goals for Mr. Furman which are not objectively measurable and therefore would not qualify for the IRC §162(m) exclusion for “performance-based” compensation.

The Compensation Committee approved an amendment to Mr. Centurion’s employment agreement increasing Mr. Centurion’s annual base salary from $285,000 to $325,000 effective December 1, 2010, in connection with Mr. Centurion assuming additional operating responsibilities for the Company’s manufacturing operations. On November 1, 2011, the Compensation Committee approved an increase in Mr. Centurion’s base salary from $325,000 to $375,000 effective immediately, in recognition of his performance.

Effective as of July 1, 2011, employment agreements for Messrs. Rittenbaum and Stuckey, entered into as of April 7, 2006 and June 26, 2007, respectively, were amended to reflect market-based salary increases approved by the Compensation Committee. Mr. Rittenbaum’s salary was increased from $285,000 to $375,000 and Mr. Stuckey’s salary was increased from $260,000 to $275,000. The annual base salary for Mr. Baker, who does not have a formal employment agreement with the Company, was increased from $245,000 to $275,000.

Employment agreements with the named executive officers provide for certain payments and benefits in the event the executive’s employment is terminated by the Company without cause and provide for payments and benefits in the event that the executive is terminated following a change in control of the Company. Details of the payments and benefits triggered by different termination events are discussed and disclosed in tabular format under the heading “Potential Post-Termination Payments,” following the Equity Compensation Plan Information table.

Restricted Stock Grants

During fiscal 2011 the Company granted restricted stock awards of 60,000 shares to Mr. Furman, 16,000 shares to Mr. Rittenbaum, 12,000 shares to Mr. Centurion and 10,000 shares each to Messrs. Stuckey and Baker. Half of the shares granted in each individual restricted stock award are subject to time-based vesting and half of the shares are subject to performance-based vesting.

The time-based shares will vest in equal annual installments over a three-year period beginning on the first anniversary following the date of the grant. The performance-based shares will vest, in whole or in part, contingent upon achievement of the Company’s goals relating to Adjusted EBITDA and Working Capital during the applicable measurement periods, described below. The performance goals are weighted, with vesting of 70% of the performance-based shares being dependent upon performance against the Adjusted EBITDA criteria, measured during the period March 1, 2011 – August 31, 2013, and vesting of 30% of the performance-based shares being dependent upon performance against the Working Capital goal, measured during fiscal 2013. Vesting of shares related to each performance goal will be considered independently. Threshold, target and stretch performance levels are established for each of the Adjusted EBITDA and Working Capital goals. If the Company achieves the threshold level of performance on a goal (which is 90% of the target level goal), then 50% of the performance-based shares tied to that goal will vest (i.e., 35% of the performance-based shares, if threshold performance is achieved for the Adjusted EBITDA goal, and 15% of the performance-based shares if threshold performance is achieved for the Working Capital goal). If the Company achieves the target level of performance on a goal, 100% of the performance-based shares tied to that goal will vest. Stretch goals also have been established at 125% of the adjusted EBITDA and working capital goals. If the Company achieves a stretch goal, then as soon as administratively practicable following the end of the relevant performance period, the Company will grant an additional stock award to each named executive officer in a number of shares equal to 100% of the number of performance-based shares awarded to the named executive officer with respect to such goal, which additional shares will be fully vested when issued. Restricted stock vesting will be interpolated for performance between threshold and target, and any award of additional shares will be interpolated for performance between target and stretch goals.

Restricted Stock Subject to Time Vesting Provisions.    All unvested shares of restricted stock subject to time vesting provisions (“time-based shares”) held by Messrs. Furman, Rittenbaum, Centurion, Stuckey and Baker will automatically vest upon death, disability or retirement. In addition, all time-based shares held by Messrs. Centurion, Rittenbaum, Stuckey and Baker will immediately vest upon the Company’s termination of the executive other than for “cause” or other than in the event of a “change of control” of the Company (as such terms are defined in the executives’ respective employment agreements). In the event of a “change of control” of the Company (as defined in the executives’ respective employment agreements and change of control agreement, in the case of Mr. Baker), all time-based shares held by Messrs. Centurion, Rittenbaum, Stuckey and Baker will vest upon (i) the Company’s termination of the executive other than for “cause” or the executive’s termination of his employment for “good reason” (as such terms are defined in the executives’ respective employment agreements) following the change of control (in the case of Mr. Centurion and Mr. Baker, if such termination occurs during the two-year period following the change of control) or (ii) the executive’s termination of his employment without reason during the 30 days following the first anniversary of the change of control.

Restricted Stock Subject to Performance Vesting Provisions.    All unvested shares of restricted stock subject to performance vesting provisions (“performance-based shares”) held by Messrs. Furman, Centurion, Rittenbaum, Stuckey and Baker will automatically vest upon death or disability. In addition, all performance-based shares held by Messrs. Furman, Centurion, Rittenbaum, Stuckey and Baker will immediately vest in the event of a change of control that occurs prior to August 31, 2013, regardless of whether the performance criteria have been met. In the event that Mr. Furman retires prior to the end of the applicable performance period, a pro rata portion of performance-based shares held by Mr. Furman will vest at the target level, based upon the Company’s achievement of the time-adjusted performance goal as of the date of his retirement.

Outstanding Equity Awards at August 31, 2011

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
William A. Furman	100,000	(2)	1,738,000	15,000	(3)	130,350	(3)
	15,000	(4)	260,700	15,000	(5)	130,350	(5)
	15,000	(6)	260,700
Mark J. Rittenbaum	2,000	(7)	34,760	6,500	(8)	112,970
	4,000	(9)	69,520	8,000	(3)	69,520
	50,000	(2)	869,000
	4,333	(10)	75,308
	8,000	(4)	139,040
Alejandro Centurion	2,000	(7)	34,760	5,250	(8)	91,245
	1,600	(11)	27,808	6,000	(3)	52,140
	24,000	(2)	417,120
	3,500	(10)	60,830
	6,000	(4)	104,280
Timothy A. Stuckey	2,500	(7)	43,450	5,250	(8)	91,245
	1,600	(11)	27,808	5,000	(3)	43,450
	24,000	(2)	417,120
	3,500	(10)	60,830
	5,000	(4)	86,900
Martin R. Baker	3,400	(12)	59,092	2,500	(8)	43,450
	17,500	(2)	304,150	5,000	(3)	43,450
	1,666	(10)	28,955
	5,000	(4)	86,900

(1)

Except for the performance-based restricted stock awards made on May 25, 2011 and July 6, 2011, which are calculated based on achieving the threshold performance goals, the awards in this column provide only for a single estimated payout.

(2)	Restricted stock awards for each of Messrs. Furman, Rittenbaum, Centurion, Stuckey and Baker were granted on May 1, 2009 and vest on May 1, 2012.

(3)

Restricted stock awards for each of Messrs. Furman, Rittenbaum, Centurion, Stuckey and Baker granted on May 25, 2011 and subject to vesting contingent on the achievement of performance targets as of August 31, 2013. The number of shares and payout value for these awards are calculated based on achieving threshold performance goals, which would result in 50% of the subject shares vesting.

(4)

Restricted stock awards for each of Messrs. Furman, Rittenbaum, Centurion, Stuckey and Baker granted on May 25, 2011 and vest over a period of three years in annual increments of 33 percent of each award beginning one year from grant date.

(5)

Restricted stock award for Mr. Furman granted on July 6, 2011 and subject to vesting contingent on the achievement of performance targets as of August 31, 2013. The number of shares and payout value for this award are calculated based on achieving threshold performance goals, which would result in 50% of the subject shares vesting.

(6)	Restricted stock award for Mr. Furman granted on July 6, 2011 and vests over a period of three years in annual increments of 33 percent of each award beginning one year from grant date.

(7)

Restricted stock awards for each of Messrs. Rittenbaum, Centurion, and Stuckey were granted on April 4, 2007 and vest over a period of five years in annual increments of 20 percent of each award beginning one year from grant date.

(8)

Restricted stock awards for each of Messrs. Rittenbaum, Centurion, Stuckey and Baker were granted on April 5, 2010 and subject to vesting contingent on the achievement of performance targets as of August 31, 2012.

(9)	Restricted stock award for Mr. Rittenbaum was granted on January 8, 2008 and vests over a period of five years in annual increments of 20 percent of each award beginning one year from grant date.

(10)

Restricted stock awards for each of Messrs. Rittenbaum, Centurion, Stuckey and Baker were granted on April 5, 2010 and vest over a period of three years in annual increments of 33 percent of each award beginning one year from grant date.

(11)

Restricted stock awards for each of Messrs. Centurion and Stuckey were granted on April 7, 2008 and vest over a period of five years in annual increments of 20 percent of each award beginning one year from grant date.

(12)	Restricted stock award for Mr. Baker granted on May 5, 2008 and vests over a period of five years in annual increments of 20 percent of the award beginning one year from grant date.

Stock Vested During Fiscal 2011

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting During the Year Ended August 31, 2011 ($)
William A. Furman	20,000	422,800
Mark J. Rittenbaum	6,167	162,288
Alejandro Centurion	4,550	130,050
Timothy A. Stuckey	5,050	144,456
Martin R. Baker	2,534	66,545

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Alejandro Centurion	10,156	0	61	0	10,217

Equity Compensation Plan Information

The following table provides certain information as of August 31, 2011 with respect to our equity compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	None	N/A	720,047	(1)
Equity compensation plans not approved by security holders	None	N/A	None

(1)	Shares available under the 2010 Amended and Restated Stock Incentive Plan.

Potential Post-Termination Payments

Benefits Triggered upon Termination Following a Change of Control

Employment agreements entered into with certain of the Named Executive Officers provide for certain benefits to these officers if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a “change in control” of the Company, or if the officer terminates his employment for any reason during the 30-day period immediately following the first anniversary of the change of control. Mr. Baker has a change of control agreement that provides for substantially the same benefits upon his termination of employment under these scenarios.

In the above-described agreements, “change of control” generally is defined to include the acquisition by any individual, entity or group of 30 percent or more (in the case of Messrs. Stuckey’s employment agreement, 50 percent or more) of our stock, consummation of a merger or consolidation that results in 50 percent of more of our stock being owned by persons who were not stockholders prior to the transaction, a sale of substantially all of our assets, the dissolution or liquidation of the Company, or replacement of a majority of the members of the Board by individuals whose nomination, election or appointment was not approved by the incumbent Board.

Although the individual employment agreements contain some negotiated differences in the definitions of terms, “cause” generally is defined to include gross negligence or willful misconduct in the performance of material duties, conviction of or a plea of no contest to certain crimes, conduct involving moral turpitude, and failure to carry out reasonable, material directives. “Good reason” generally is defined to include a change in position or responsibilities that does not represent a promotion, a decrease in base salary, and a home office relocation of over 35 miles.

The following table shows the estimated change of control benefits that would have been payable to the Named Executive Officers if a change of control (as defined in the applicable agreement) had occurred on August 31, 2011 and, except as noted, each officer’s employment had been terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock Acceleration(3) ($)	Annual Retirement Benefit ($)		Other ($)		Total ($)	280G Capped Amount(7) ($)
William A. Furman	2,389,500	5,325	2,780,800	407,000	(4)	49,515	(6)	5,632,140	3,713,328
Mark J. Rittenbaum	986,235	20,407	1,439,638	187,660	5)	21,620	(6)	2,655,560	2,672,609
Alejandro Centurion	867,100	29,752	840,323	234,321	(5)	26,400	(6)	1,997,896	1,801,860
Timothy A. Stuckey	717,140	30,426	814,253	123,642	(5)	23,598	(6)	1,709,059	1,915,111
Martin R. Baker	444,657	38,313	609,447	N/A		N/A		1,092,417	725,939

(1)

Cash Severance Benefit. The employment agreement with Mr. Furman provides for cash severance payments equal to three times the sum of his current base salary plus the average of the last two year’s cash bonus payments. The agreements with Mr. Rittenbaum, Mr. Stuckey and Mr. Centurion provide for a payment equal to two and one half times the sum of their current base salary plus the average of the two most recent annual bonuses (the “average bonus amount”). The change of control agreement with Mr. Baker provides for severance payments equal to one and one half times the sum of his current base salary plus the average of the last two years bonus payments. Messrs. Stuckey and Rittenbaum are also entitled to receive a pro-rated bonus for the year of termination, based on the average bonus amount and the number of days worked during the year of termination. Since it is assumed that termination is on August 31, 2011, the cash severance benefit amount includes 100% of the average bonus amount, in addition to the multiples of salary and bonus described above. All payments are to be made in a single lump sum within 30 days after the date of termination.

(2)

Insurance Continuation. If cash severance benefits are triggered, the employment agreements with Messrs. Centurion, Stuckey and Rittenbaum also provide that we will pay the cost of all health and welfare benefits paid for by us at the time of termination for up to 24 months following the termination of employment. The employment agreement with Mr. Furman provides for continuation of health and welfare benefits until he reaches age 70. Mr. Furman’s employment agreement also provides that if the Company terminates his employment without cause, or he terminates for good reason or without reason during the 30 days following the first anniversary of the change of control, all health and welfare benefits will continue for a period of three years following the date of termination. The amounts in the table above represent 12 months of life and health insurance premium payments at the rates paid by us for each of these officers as of August 31, 2011.

(3)

Restricted Stock Acceleration. In the event of a “change of control” of the Company (as defined in the executives’ respective employment agreements), all shares held by Messrs. Centurion, Rittenbaum and Stuckey will vest upon (i) the Company’s termination of the executive other than for “cause” or the executive’s termination of his employment for “good reason” (as such terms are defined in the executives’ respective employment agreements) following the change of control (in the case of Mr. Centurion, if such termination occurs during the two-year period following the change of control) or (ii) the executive’s termination of his employment without reason during the 30 days following the first anniversary of the change of control. Under Mr. Baker’s change of control agreement, restricted stock awards will vest upon the Company’s termination of Mr. Baker other than for cause or disability during the change of control period as defined in the agreement.

The amounts in the table above represent the number of shares of unvested restricted stock multiplied by a stock price of $17.38 per share, which was the closing price of our Common Stock on August 31, 2011. The expense that the Company would record would differ from the amount above as under FASB ASC Topic 718 the amount of unamortized expense is based upon the stock price as the date of grant not at vesting.

(4)

Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to or on behalf of Mr. Furman in the amount of $407,000 until he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to that date. Of this payment, $185,000 is intended to defray the premiums on a life insurance policy insuring his life and the remainder, $222,000, is intended to defray the income taxes resulting from treating this payment as compensation. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

(5)

Target Benefit Plan Benefit. Under the terms of the Target Benefit Plan, in the event that employment of a participant in the Target Benefit Plan is terminated within twenty-four months following a change in control of the Company (as defined in the Target Benefit Plan) by the Company without cause, by the executive for good reason, or pursuant to a “walk-away” right during a 30-day window one year following a change of control, the Company is obligated to contribute to the Plan on behalf of each such terminated participant an amount equal to the discounted present value of the contributions that would have been required had the participant remained employed until age 65 (Normal Retirement Age under the Target Benefit Plan). Therefore, in the event that a participating executive’s employment is terminated following a change in control (as defined in the Target Benefit Plan), the executive will receive a monthly retirement benefit equal to the benefit he would have received if he had remained employed until age 65. The amount shown in the table above is the purchase price of the amount of the additional annuity to be purchased so that the aggregate annuities result in a payment equal to the amount of the estimated annual target benefit payable to the executive under the Target Benefit Plan, assuming that the executive terminated employment as of August 31, 2011 following a change in control (as defined in the Target Benefit Plan). Monthly benefits commence when the executive attains age 65 and continue for 15 years (180 months) from that date.

(6)

Other. Pursuant to their employment agreements, the Company will provide Messrs. Centurion, Rittenbaum and Stuckey with continuation of the Company’s customary automobile benefit at the Company’s expense, for a period of two years following termination of employment. Pursuant to his employment agreement, Mr. Furman will continue to receive the Company’s customary automobile benefit for three years following termination of employment. For each named executive, the amount above represents the cost of the post-termination automobile benefit for the applicable period, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

(7)

280G Capped Amount. Under all of the change of control provisions described above, the amount of change of control benefits each officer will receive are capped at an amount that will prevent any payments being non-deductible under section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or subject to excise tax under Code section 4999. The amounts shown in this column are the capped amounts, which are equal to one dollar less than the product of three-times the amount of the officers “base amount,” which, as calculated under Code section 280G, is equal to the average of the officer’s W-2 wages over the five-year period preceding the change of control event (or such shorter period as the officer has been employed by the Company).

Benefits Triggered on Involuntary Termination of Employment without Cause

The following table shows the estimated benefits that would have been paid to each of the Named Executive Officers if the officer’s employment had been terminated on August 31, 2011, either by us without “cause” or, with respect to certain benefits, by the officers with “good reason,” pursuant to the terms of such officer’s employment agreement with the Company.

Name	Cash Severance Benefit ($)		Annual Insurance Continuation(2) ($)	Restricted Stock Acceleration(3) ($)	Annual Retirement Benefit ($)		Other(6) ($)	Total ($)
William A. Furman	1,639,500	(1)	5,325	2,780,800	407,000	(4)	49,515	4,882,140
Mark J. Rittenbaum	798,735	(1)	20,407	1,439,638	101,351	(5)	21,620	2,381,751
Alejandro Centurion	704,600	(1)	29,752	840,323	66,315	(5)	26,400	1,667,390
Timothy A. Stuckey	579,640	(1)	30,426	814,253	97,338	(5)	23,598	1,545,255
Martin R. Baker	N/A		N/A	N/A	N/A		N/A	N/A

(1)

Cash Severance Benefit. Employment agreements with each of Messrs. Furman, Centurion, Stuckey and Rittenbaum provide for lump sum cash severance payments equal to two times the sum of base salary plus the average bonus amount. Messrs. Centurion, Stuckey and Rittenbaum also are entitled to receive a pro-rated bonus for the year of termination, based on the average bonus amount and the number of days worked during the year of termination. Since it is assumed that termination is on August 31, 2011, the cash severance benefit amount includes 100% of the average bonus amount, in addition to the multiples of salary and bonus described above. All payments are to be made in a single lump sum within 30 days after the executive signs a release of claims against the Company.

(2)

Insurance Continuation. Employment agreements with Messrs. Furman, Centurion, Rittenbaum and Stuckey also provide for continuation of life, accident and health insurance benefits paid by us for up to 24 months following the termination of employment, except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 12 months of life, accident and health insurance premium payments at the rates paid by us for each of these officers as of August 31, 2011.

(3)

Restricted Stock Acceleration. All unvested shares of restricted stock will immediately vest upon termination of each Named Executive Officer by the Company without cause, under the terms of the officers’ employment agreements. Information regarding unvested restricted stock held by the Named Executive

Officers is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the number of shares of unvested restricted stock multiplied by a stock price of $17.38 per share, which was the closing price of our Common Stock on August 31, 2011. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price on the date of grant and not on the vesting date.

(4)

Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to or on behalf of Mr. Furman in the amount of $407,000 until he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to that date. Of this payment, $185,000 is intended to defray the premiums on a life insurance policy insuring his life and the remainder, $222,000, is intended to defray the income taxes resulting from treating this payment as compensation. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

(5)

Target Benefit Plan Benefit. Under the terms of the Target Benefit Plan, in the event that a participating executive terminates employment for any reason (other than following a change in control, as defined in the Target Benefit Plan) prior to the attainment of age 65, the Company will make no further contributions to the Plan on behalf of the executive. The executive will receive a monthly retirement benefit based upon the amounts payable under individual annuity contracts purchased by the Company on the executive’s behalf prior to his termination of employment. In addition, under the terms of their employment agreements Messrs. Rittenbaum, Stuckey and Centurion and will continue to be treated as participants in the Target Benefit Plan for two years following termination of employment. The amount shown in the table above is the estimated annual benefit payable to the executive under the Target Benefit Plan, assuming that the executive’s employment was involuntarily terminated as of August 31, 2011 (benefit amounts do not vary under the Target Benefit Plan based on whether termination of employment prior to retirement age was voluntary or involuntary, or with or without cause). Monthly benefits commence when the executive attains age 65 and continue for 15 years (180 months) from that date.

(6)

Other. Pursuant to their employment agreements, the Company will provide Messrs. Centurion, Rittenbaum and Stuckey with continued participation in the Company auto program, at the Company’s expense, for a period of two years following termination of employment. Pursuant to his employment agreement, Mr. Furman will continue to receive the Company’s customary automobile benefit for three years following termination of employment. The amount above represents the current annual cost of the employees’ participation in the Company’s automobile program for the applicable period, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

The Company’s obligation to pay severance benefits is, in all cases, contingent upon the officer executing a release of claims in favor of the Company. The Company’s obligation to pay severance benefits to each of Messrs. Centurion, Rittenbaum and Stuckey is contingent upon the officer’s compliance with the terms of a covenant not to compete in favor of the Company for one year following termination of employment.

Benefits Triggered on Retirement

The following table shows estimated benefits that would have been payable to the Named Executive Officers if each officer’s employment terminated on August 31, 2011 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan.

Name	Estimated Cash Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock Acceleration(3) ($)	Annual Retirement Benefit ($)		Total ($)
William A. Furman	139,500	5,325	2,311,540	407,000	(4)	2,863,365
Mark J. Rittenbaum	N/A	N/A	1,187,628	101,351	(5)	1,288,979
Alejandro Centurion	N/A	N/A	644,798	66,315	(5)	711,113
Timothy A. Stuckey	N/A	N/A	636,108	97,338	(5)	733,446
Martin R. Baker	N/A	N/A	479,097	N/A		479,097

(1)

Cash Benefit. Under the terms of his employment agreement, in the event of termination due to retirement, Mr. Furman is entitled to receive an amount equal to the pro rated portion of the cash bonus which would have been payable to him for the portion of the fiscal year during which he was employed by the Company. Since it is assumed that the triggering event occurs on August 31, 2011, the amount of estimated cash benefit is equal to a full year’s cash bonus, estimated to be amount of the average of the most recent two years’ cash bonuses actually paid to Mr. Furman.

(2)

Insurance Continuation. The Company is required to provide continued health insurance at the Company’s expense for Mr. Furman until he attains age 70. The amount in the table represents the annual premium payments at the rates paid by us for Mr. Furman as of August 31, 2011.

(3)

Restricted Stock Acceleration. Under the terms of the Company’s standard forms of Restricted Share Agreement for restricted shares with time-based vesting (“time-based shares”), all unvested time-based shares become fully vested upon termination due to death, disability or retirement. Pursuant to the terms of Mr. Furman’s performance-based awards granted on July 6, 2011, if Mr. Furman retires prior to the end of the performance period, a pro rata portion of his performance-based shares will vest at target level, based upon the time-adjusted achievement of performance goals. The amounts in the table above represent the number of unvested time-based shares, multiplied by a stock price of $17.38 per share, which was the closing price of our Common Stock on August 31, 2011. In Mr. Furman’s case, the table above includes the value of the pro rata portion of his performance-based shares (3,000 shares, or 20% of the performance-based shares) that would have accelerated if Mr. Furman had retired on August 31, 2011, assuming performance goals had been met as of that date. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price on the date of grant and not on the vesting date.

(4)

Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to Mr. Furman in the amount of $407,000 until he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to that date. Of this payment, $185,000 is intended to defray the premiums on a life insurance policy insuring his life and the remainder, $222,000, is intended to defray the income taxes resulting from treating this payment as compensation. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

(5)

Target Benefit Plan Benefit. Under the terms of the Target Benefit Plan, in the event that a participating executive terminates employment due to retirement at age 65, the executive will receive monthly payments commencing at age 65 and continuing for 180 months. The amount shown in the table above is the estimated annual benefit payable to the executive under the Target Benefit Plan, assuming that the executive’s employment terminated on August 31, 2011. Monthly benefits commence when the executive attains age 65 and continue for 15 years (180 months) from that date.

Benefits Triggered on Disability or Death

The following table shows estimated benefits that would have been payable to the Named Executive Officers if each officer’s employment terminated on August 31, 2011 by reason of death or disability.

Name	Estimated Cash Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock Acceleration(3) ($)	Annual Retirement Benefit ($)		Total ($)
William A. Furman	139,500	5,325	2,780,800	407,000	(4)	3,332,625
Mark J. Rittenbaum	N/A	N/A	1,439,638	101,351	(5)	1,540,989
Alejandro Centurion	N/A	N/A	840,323	66,315	(5)	906,638
Timothy A. Stuckey	N/A	N/A	814,253	97,338	(5)	911,591
Martin R. Baker	N/A	N/A	609,447	N/A		609,447

(1)

Cash Benefit. Under the terms of his employment agreement, in the event of termination due to death or disability, Mr. Furman (or his estate) is entitled to receive an amount equal to the pro rated portion of the cash bonus which would have been payable to him for the portion of the fiscal year during which he was employed by the Company. Since it is assumed that the triggering event occurs on August 31, 2011, the amount of estimated cash benefit is equal to a full year’s cash bonus, estimated to be amount of the average of the most recent two years’ cash bonuses actually paid to Mr. Furman.

(2)

Insurance Continuation. The Company is required to provide continued health insurance at the Company’s expense for Mr. Furman until such time that Mr. Furman reaches age 70. The amount in the table represents the annual premium payments at the rates paid by us for Mr. Furman as of August 31, 2011.

(3)

Restricted Stock Acceleration. Under the terms of the Company’s standard forms of Restricted Share Agreement, all unvested shares of restricted stock become fully vested upon termination due to death or disability. The amounts in the table above represent the number of shares of unvested restricted stock multiplied by a stock price of $17.38 per share, which was the closing price of our Common Stock on August 31, 2011. The expense that the Company would record would differ from the amount above as, under FAS 123R, the amount of unamortized expense is based upon the stock price on the date of grant and not on the vesting date.

(4)

Retirement Benefit. Pursuant to his employment agreement, the Company will make an annual payment to or on behalf of Mr. Furman in the amount of $407,000 until he attains age 70, regardless of whether Mr. Furman’s employment terminates prior to that date. Of this payment, $185,000 is intended to defray the premiums on a life insurance policy insuring his life and the remainder, $222,000, is intended to defray the income taxes resulting from treating this payment as compensation. This benefit is provided in place of any executive life insurance or other supplemental retirement benefit.

(5)

Target Benefit Plan Benefit. Under the terms of the Target Benefit Plan, in the event that a participating executive’s employment terminates due to the executive’s death the executive’s beneficiary will receive monthly payments commencing on the date the executive would have attained age 65, and continuing for 180 months, unless the beneficiary elects to receive the amounts held under the annuity contracts purchased for the executive’s benefit in a single lump sum. In the event that a participating executive’s employment terminates due to the executive’s disability, the executive will receive a monthly benefit commencing at age 65 and continuing for 180 months. The amount shown in the table above is the estimated annual benefit payable to the executive (or his beneficiary, in the case of death) under the Target Benefit Plan, assuming that the executive’s employment terminated as of August 31, 2011 due to the executive’s death or disability.

Compensation of Directors

The following table summarizes the compensation of the members of the Board of Directors who are not employees of the Company for the fiscal year ended August 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Benjamin R. Whiteley	107,500	60,000	—		—		167,500
Victor G. Atiyeh (Emeritus)	27,500	N/A	—		—		27,500
Graeme A. Jack	50,958	60,000	—		—		110,958
Duane C. McDougall	60,667	60,000	—		—		120,667
Victoria McManus	38,500	60,000	—		—		98,500
A. Daniel O’Neal, Jr.	25,500	60,000	—		57,000	(4)	142,500
Wilbur L. Ross	36,500	60,000	—		—		96,500
Charles J. Swindells	50,625	60,000	—		—		110,625
Wendy L. Teramoto	36,500	60,000	—		—		96,500
C. Bruce Ward	37,500	60,000	6,234	(2)	109,200	(3)	212,934
Donald A. Washburn	57,083	60,000	—		—		117,083

(1)

Amounts shown in this column are calculated based upon the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Such amounts may not correspond to the actual value that will be realized by them if and when the restricted stock awards vest. Directors who are not our employees receive annual grants of restricted shares of the Company’s Common Stock with a fair market value equal to $60,000 made immediately after the close of each annual shareholder meeting, with such shares vesting one year from the date of grant. The total number of shares of restricted stock granted to directors in fiscal 2011 for each of the eligible directors was 2,838 shares. The aggregate number of shares received as stock awards outstanding as of August 31, 2011 for each of the directors is: Mr. Whiteley, 9,694 shares; Mr. Jack, 9,694 shares; Mr. McDougall, 9,694 shares; Ms. McManus, 6,714 shares, Mr. Ross, 6,714 shares, Mr. Swindells, 9,694 shares; Ms. Teramoto, 6,714 shares; Mr. Ward, 9,694 shares; and Mr. Washburn, 9,694 shares.

(2)

Mr. Ward participated in the Gunderson LLC Nonqualified Deferred Compensation plan while he was an employee of Gunderson LLC, a manufacturing subsidiary of the Company. Amount represents Mr. Ward’s pro rata interest in the earnings in the plan. No additional contributions were made on Mr. Ward’s behalf during the current year.

(3)	Mr. Ward also received from the Company consulting fees aggregating $96,000 during 2011 and an automobile allowance of $13,200.

(4)	Mr. O’Neal also received from the Company $57,000 in consulting fees during 2011.

Members of the Board of Directors who are our employees are not separately compensated for serving on the Board of Directors. Directors who are not our employees are paid an annual retainer of $30,000, payable quarterly, with the exception of the Chairman of the Board. The Chairman of the Board receives an annual retainer, payable quarterly, of three times the annual retainer paid to non-employee directors, or currently, $90,000. Effective March 1, 2009, annual retainers were temporarily reduced by 10%. Annual retainers for directors were restored effective as of July 1, 2011. All non-employee directors, including the Chairman of the Board, are also paid a meeting fee of $1,000 per meeting, plus reimbursement of expenses. In addition to the annual retainer, the Audit Committee chairman receives a $10,000 annual retainer and each other committee chairman receives a $5,000 annual retainer, in each case payable quarterly. These annual retainers were also temporarily reduced by 10% effective March 1, 2009 and restored effective July 1, 2011.

In addition, directors who are not our employees receive annual grants of restricted shares of the Company’s Common Stock with a fair market value equal to $60,000 made immediately after the close of each annual shareholder meeting with such shares vesting one year from the date of grant. In January 2011, the shareholders approved an amendment to the 2010 Stock Incentive Plan which included shortening the vesting period for director stock grants from three years to one year. Director restricted stock awards granted prior to 2011 vested over a three-year period beginning one year from the date of the grant.

No grant will be made to a non-employee director if such grant would cause that director to become an “Acquiring Person” (as defined in the Stockholder Rights Agreement between the Company and Equiserve Trust Company, N.A. dated as of July 13, 2004, as amended). In that case, the non-employee director would receive $60,000 in cash in lieu of the grant of restricted shares. In the event a non-employee director ceases to be a director due to death, disability or retirement, or because he or she is not re-elected to serve an additional term as a director, any unvested restricted shares shall immediately become fully vested. If a non-employee director ceases to be a director by reason of removal or resignation as a member of the Board, any unvested restricted shares shall automatically be forfeited, and the shares subject to such award shall be available for grant under the Plan. During fiscal 2011, each non-employee director, that was in office as of the annual meeting date, received an award of restricted stock having a fair market value on the date of the award of $60,000.

Risks Arising From the Company’s Compensation Policies and Practices

The Company’s Compensation Committee oversees compensation policies and practices to ensure that they do not promote undue risk-taking. In 2011, the Compensation Committee evaluated the current risk profile of the Company’s executive and broad-based compensation policies and practices. In its evaluation, the Compensation Committee reviewed the executive compensation structure, including the adoption in fiscal 2011 of a formulaic structure for its short-term incentive plan, pursuant to which bonuses may be earned if pre-established financial performance metrics and individual performance goals are achieved, and the adoption of new performance metrics based on revenue and growth for vesting of restricted stock awards made under the Company’s long-term incentive plan. The Compensation Committee noted numerous ways in which risk is effectively managed or mitigated, including the balance between short-term and long-term incentives and use of multiple performance measures. Based on the results of its evaluation, the Compensation Committee concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Additional Information

We file annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Shareholders may inspect and copy these materials at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of our annual, quarterly and special reports, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Guidelines are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com.

REPORT OF THE AUDIT COMMITTEE

Board of Directors

The Greenbrier Companies, Inc.

The Audit Committee of the Board of Directors is established pursuant to the Company’s Bylaws, as amended, and the Audit Committee Charter adopted by the Board of Directors. A copy of the Charter, as amended, is available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Charter.

For the fiscal year 2011, the members of the Audit Committee of the Board of Directors were Duane C. McDougall (Chairman), Graeme Jack, Charles J. Swindells, Donald A. Washburn and Benjamin R. Whiteley, each of whom is an independent director as defined under the rules of the New York Stock Exchange (“NYSE”). The Board annually reviews applicable standards and definitions of independence for Audit Committee members and has determined that each member of the Audit Committee meets such standards.

With respect to the year ended August 31, 2011, in addition to its other work, the Audit Committee:

•

Dismissed Deloitte & Touche LLP and engaged KPMG LLP effective January 24, 2011 to serve as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending August 31, 2011;

•

Reviewed and discussed with the Company’s management and independent auditors the Company’s financial statements with respect to each of the first three quarters of the year ended August 31, 2011, and the press releases reporting the Company’s results of operations for each of the first three quarters and the full fiscal year;

•	Reviewed and discussed with the Company’s management and independent auditors the audited financial statements of the Company as of August 31, 2011, and for the year then ended;

•

Discussed with the independent auditors the matters required to be discussed by auditing standards generally accepted in the United States of America; received from the independent auditors written disclosures and a letter confirming their independence from the Company as required by Independence Standards Board Standard No. 1 and discussed with the auditors the firm’s independence;

•	Discussed with the independent auditors the matters required to be discussed by SAS 61 regarding “Communication with Audit Committees”;

•	Discussed significant accounting policies, including prospective changes in accounting principles, with the Company’s management and independent auditors;

•	Reviewed and approved amendments to the Company’s Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor;

•	Approved certain non-audit services provided by the independent auditors, including:

•	Tax consulting and advice for fiscal year 2011;

•	Tax consulting regarding change in ownership calculation related to limitations on the utilization of NOL deductions;

•	Tax services related to Gunderson-GIMSA S. de R.L. de C.V. restructuring;

•	401(k) audit;

•	Statutory audits for foreign subsidiaries;

•	Agreed Upon Procedures Report for Signal Mutual insurance for Marine;

•	Comfort letter on equity offering;

•	Comfort letter on convertible debt offering;

•	Consulting on accounting for convertible debt;

•	Work related to ZNTK Olawa – Poland acquisition; and

•	Significant subsidiary disclosure with respect to WL Ross-Greenbrier Rail I LLC.

•	Reviewed and monitored compliance with corporate governance initiatives, Section 404 of the Sarbanes-Oxley Act of 2002;

•

Met privately with the independent auditors and the internal auditors in executive session to, among other matters, help evaluate the Company’s internal financial accounting and reporting staff and procedures;

•	Reviewed reports issued by the Director of Internal Audit;

•

Discussed with the independent auditors the status of the potential implementation by the Securities and Exchange Commission of International Financial Reporting Standards (“IFRS”) in place of United States generally accepted accounting principles (“GAAP”);

•	Reviewed with management various risk management matters, including Foreign Corrupt Practices Act compliance training;

•	Reviewed and approved changes to the Company’s directors’ and officers’ liability insurance policy;

•	Reviewed and approved management’s recommendation regarding modifications to the coverages under the Company’s casualty, property and worker’s compensation insurance plans;

•	Reviewed chartered aircraft usage;

•	Reviewed with management the status of implementation of enterprise resource planning software;

•	Reviewed with management the status of the Company’s disaster recovery plan; and

•	Reviewed named executive officer expense report summaries.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations and Item 8 of Securities and Exchange Commission Form 10-K, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company, as of August 31, 2011 and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2011 for filing with the Securities and Exchange Commission.

Duane C. McDougall, Chairman

Graeme A. Jack

Charles J. Swindells

Donald A. Washburn

Benjamin R. Whiteley

November 1, 2011

The above shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to beneficial ownership of the Company’s Common Stock (the only outstanding class of voting securities of the Company) by each of our directors or nominee for director, by each of our Named Executive Officers, by all of our current directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. We believe the persons and entities named below hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated in the footnotes. The information with respect to each person or entity specified is as supplied or confirmed by such person or entity, is based upon statements filed with the SEC or is based upon our knowledge, and is as of November 15, 2011, unless otherwise indicated in the footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
William A. Furman	1,850,000		6.9%
One Centerpointe Drive, Suite 200
Lake Oswego, Oregon 97035
Victor G. Atiyeh	21,108		(4)
Graeme Jack	23,091		(4)
Duane C. McDougall	28,402		(4)
Victoria McManus	110,685	(3)	(4)
A. Daniel O’Neal, Jr.	13,649		(4)
Wilbur L. Ross, Jr.	1,163,324	(5)	4.2%
Charles J. Swindells	25,061		(4)
Wendy L. Teramoto	8,652		(4)
C. Bruce Ward	24,404		(4)
Donald A. Washburn	36,402		(4)
Benjamin R. Whiteley	54,402		(4)
Alejandro A. Centurion	60,860		(4)
Martin R. Baker	37,600		(4)
Mark J. Rittenbaum	130,400		(4)
Timothy A. Stuckey	46,850		(4)
All directors and executive officers as a group (22 persons)(6)	3,840,340	(6)	13.8%
WL Ross Group, L.P.	1,154,672	(7)	4.2%
1166 Avenue of the Americas
New York, New York 10036
Keeley Asset Management Corp	2,216,650	(8)	8.3%
Keeley Small Cap Value Fund, Inc.
401 South LaSalle Street
Chicago, IL 60605
T. Rowe Price Associates	1,936,607	(9)	7.3%
100 East Pratt Street
Baltimore, MD 21202
Dimensional Fund Advisors LP	1,610,451	(10)	6.0%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

(1)	More than one person may be deemed to be a beneficial owner of the same securities as determined in accordance with the rules of the SEC. In certain cases, voting and investment power may be shared by spouses under applicable law. The inclusion of shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(2)

Calculated based on number of outstanding shares as of November 15, 2011, which is 26,668,541 plus the total number of shares of which the reporting persons have the right to acquire beneficial ownership within 60 days following November 15, 2011.

(3)	Includes shares which the reporting person has the right to acquire beneficial ownership of within 60 days pursuant to a warrant agreement with the Company.

(4)	Less than one percent.

(5)

Mr. Ross may be deemed to share dispositive power over the warrants of the Company held by WLR Recovery Fund IV, L.P. (“Recovery Fund”) and WLR IV Parallel ESC, L.P. (“Parallel Fund”) and voting and dispositive power over any shares issuable upon exercise of the warrants. See footnote (7) below. Mr. Ross disclaims beneficial ownership over the warrants.

(6)	A portion of these shares for certain of the individuals is subject to certain vesting requirements.

(7)

As reported on Schedule 13D/A dated November 14, 2011 and filed with the SEC on November 16, 2011. Reflects 1,154,672 shares of common stock of the Company which the reporting person has the right to acquire beneficial ownership of within 60 days pursuant to a warrant agreement with the Company. Warrants to purchase 1,150,053 shares of common stock (the “Fund IV Warrants”) are held directly by WLR Recovery Fund IV, L.P. (“Fund IV”). Wilbur L. Ross, Jr. (“Mr. Ross”) is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Recovery Associates IV LLC. WLR Recovery Associates IV LLC is the general partner of Fund IV. Accordingly, WLR Recovery Associates IV LLC, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross may be deemed to share dispositive power over the Fund IV Warrants and voting and dispositive power over any shares issuable upon exercise of the Fund IV Warrants. Warrants to purchase 4,619 shares of common stock (the “Parallel Fund Warrants”) are held directly by WLR IV Parallel ESC, L.P. (“Parallel Fund”). Invesco Private Capital, Inc. is the managing member of Invesco WLR IV Associates LLC, which is in turn the general partner of Parallel Fund. Accordingly, Invesco WLR IV Associates LLC, Invesco Private Capital, Inc., WLR Recovery Associates IV LLC, WL Ross Group, L.P., El Vedado, LLC and Mr. Ross may be deemed to share dispositive power over the Parallel Fund Warrants and voting and dispositive power over any shares issuable upon exercise of the Parallel Fund Warrants.

(8)

As reported on Amendment No. 5 to a Schedule 13G dated December 31, 2010 and filed with the SEC on February 7, 2011, by Keeley Asset Management Corp. (“KAMC”). The shares reported are owned of record by KAMC, Keeley Small Cap Value Fund, Inc. and John L. Keeley, Jr. KAMC has sole voting power and sole dispositive power with respect to all 2,216,650 shares reported.

(9)

As reported on Schedule 13G dated December 31, 2010 and filed with the SEC on February 10, 2011, by T. Rowe Price Associates, Inc. (“Price Associates”). Reflects 1,746,610 shares deemed beneficially owned directly by Price Associates and 189,997 shares deemed outstanding and beneficially owned directly subject to warrants and conversion privileges. Price Associates has sole voting power with respect to 299,613 shares reported and sole dispositive power with respect to all 1,936,607 reported. These securities are owned by various individuals and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(10)

As reported in Amendment 3 to Schedule 13G dated December 31, 2010 and filed with the SEC on February 11, 2011. Dimensional Fund Advisors LP has sole voting power with respect to 1,561,464 shares reported and sole dispositive power with respect to all 1,610,451 reported. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Amendment No. 3 to Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required, to our knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to fiscal year 2011 were complied with.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC, which disclosures include the disclosures in the Compensation Discussion and Analysis and the compensation tables and narrative disclosures following the Compensation Discussion and Analysis.

Our compensation practices and programs are designed to reward performance and reinforce teamwork and cooperation in achieving business success, as described in detail under the heading “Compensation Discussion and Analysis.” They are also designed to attract, retain and motivate highly qualified executives and employees. During fiscal 2011 we evaluated and restructured significant components of our compensation programs, as an integral component of our broader program that focuses on maximizing operational excellence throughout our business. We moved to a more formulaic structure for our fiscal 2011 short-term incentive plan, pursuant to which bonuses may be earned if pre-established financial performance metrics and individual performance goals are achieved. We also adopted new performance metrics based on revenue and growth for vesting of restricted stock awards made under our long-term incentive plan. These changes have served to further strengthen the link between pay and performance in our compensation programs and practices, and the alignment between the interests of our named executive officers and our shareholders.

This Proposal 2 allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the compensation paid to the named executive officers through the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in accordance with the rules of the SEC, which disclosures include the disclosures in the Compensation Discussion and Analysis and the compensation tables and narrative disclosures following the Compensation Discussion and Analysis.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 2. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 2. Abstentions will be counted as negative votes on this Proposal 2. Broker non-votes of uninstructed shares will not be counted as negative votes on this Proposal 2.

The Board of Directors recommends a vote FOR the resolution set forth in Proposal 2 above, and unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR this resolution.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF

AN ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the SEC’s compensation disclosure rules. By voting with respect to this Proposal 3, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation annually, every two years, or every three years. Shareholders also may, if they wish, abstain from voting on this Proposal 3.

Our Board of Directors has determined that an annual advisory vote on the compensation of our named executive officers will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Company recognizes that the shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory and not binding on the Company or our Board of Directors. The Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors. Abstentions and broker non-votes of uninstructed shares will not be counted as votes.

The Board of Directors recommends that you vote FOR approval of holding the advisory vote on the compensation of our named executive officers on an annual basis, and unless otherwise directed in the accompanying proxy, the persons named therein will vote to hold such votes annually.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF AUDITORS

For the year ended August 31, 2010 and for the interim period between August 31, 2010 and January 24, 2011, Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), performed professional services for the Company. On January 24, 2011, we dismissed Deloitte & Touche as the independent registered public accountants for the Company. Effective January 24, 2011, the Audit Committee engaged KPMG LLP (“KPMG”) to serve as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending August 31, 2011.

The decision to change accountants was approved by the Audit Committee. In deciding to engage KPMG, the Audit Committee reviewed auditor independence and existing commercial relationships with KPMG, and concluded that KPMG has no commercial relationship with the Company that would impair its independence.

Deloitte & Touche’s reports on our consolidated financial statements for the fiscal years ended August 31, 2009 and August 31, 2010 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During our past two fiscal years and the interim period through January 24, 2011, we had no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte & Touche’s satisfaction, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with its report. During our past two fiscal years and the interim period through January 24, 2011, Deloitte & Touche did not advise us of any of the matters specified in Item 304(a)(1)(v) of Regulation S-K.

During our fiscal years ended August 31, 2009 and August 31, 2010, and the interim period through January 24, 2011, we had no consultations with KPMG concerning: (a) the application of accounting principles to a specific transaction or the type of opinion that might be rendered on our financial statements as to which we received oral advice that was an important factor in reaching a decision on any accounting, auditing or financial reporting issue; or (b) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described by Item 304(a)(1)(v) of Regulation S-K.

The Company provided each of Deloitte & Touche and KPMG a copy of the foregoing disclosure and the opportunity to present for inclusion in this Proxy Statement a statement setting forth any disagreements with the foregoing disclosure or any views that the statements therein are inaccurate or incomplete.

The Audit Committee has appointed, and recommends the approval of the appointment of, KPMG to audit the consolidated financial statements of the Company for the year ending August 31, 2012. Shareholder ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. The Board of Directors, however, is submitting the selection of KPMG to the shareholders for ratification. In the event the shareholders do not ratify the appointment of KPMG, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders.

A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2012.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2012.

Fees Paid to Deloitte & Touche and KPMG

The Audit Committee pre-approved 100% of the audit services, audit related services, tax services and other services provided by KPMG in fiscal 2011 and Deloitte & Touche in fiscal 2010.

Audit and audit-related fees paid to KPMG and Deloitte & Touche for the years ended August 31, 2011 and 2010 aggregated $1,645,800 and $2,365,500, and were composed of the following:

	KPMG	Deloitte & Touche
	FY2011	FY2010
Audit Fees	$1,558,300	$2,074,500
Audit Related Fees	87,500	291,000

Total Audit and Audit Related Fees	$1,645,800	$2,365,500

Tax Fees
Tax Return Preparation	$-0-	$129,200
Tax Consulting Services	70,000	140,140
All Other Fees	-0-	2,200

Total Audit, Audit Related and Tax Fees	$1,715,800	$2,637,040

Audit Fees.    This category consists of fees billed for the audit of the Company’s annual financial statements for the fiscal years ended August 31, 2011 and 2010 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Sarbanes-Oxley Section 404 review.

Audit Related Fees.    This category consists of fees billed for the benefit plan audit and SSAE 16 audit for the year ended August 31, 2011, and fees for procedures performed in conjunction with equity offerings and accounting consultations for the year ended August 31, 2010.

Tax Fees.    This category consists of fees billed for tax return preparation and for services associated with routine tax advice concerning federal, state, local and foreign tax matters.

All Other Fees.    This category consists of fees related to the Deloitte Accounting Research Tool in fiscal 2010.

The Audit Committee has adopted a policy, as amended, for the pre-approval of services provided by the independent auditors. A copy of the Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor is attached as Appendix A. The Audit Committee has considered whether the provision by KPMG of non-audit services is compatible with maintaining KPMG’s independence.

OTHER BUSINESS

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting or any adjournments or postponements thereof.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in the Company’s proxy materials for the 2012 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the Commission’s rules governing such proposals, must have been received not later than July 26, 2011 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

Shareholders may bring business before an annual meeting only if the shareholders proceed in compliance with the Company’s Amended and Restated Bylaws. For business to be properly brought before the 2013 Annual Meeting by a shareholder, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on July 25, 2012. The notice to the Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) a brief description of the business and reasons for conducting such business at the annual meeting; (b) the shareholder’s name and address as they appear on the Company’s books; (c) the class and number of shares beneficially owned by the shareholder; (d) any material interest of the shareholder in such business and a description of all arrangements and understandings between such shareholder and any other person (including their names) in connection with the proposal of such business; and (e) a representation that the shareholder intends to appear in person at the annual meeting and bring such business before the meeting. The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

Shareholders may nominate a candidate for election as a director only if the shareholders proceed in compliance with the Company’s Amended and Restated Bylaws. For a candidate to be nominated as a director by a shareholder for the 2013 Annual Meeting, notice of such prospective candidate nomination must be received by the Secretary of the Company in writing on or before the close of business on July 25, 2012. To be in proper written form, a shareholder’s notice to the Secretary for an annual meeting of shareholders must (i) set forth as to each person whom the shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee or in which such nominee has an economic interest through derivative instruments, and (D) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (ii) set forth as to the shareholder giving the notice (A) the name and record address of such shareholder, (B) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder or in which such shareholder has an economic interest through derivative instruments, (C) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such shareholder, (D) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in the notice and (E) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a signed written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

To be eligible for inclusion in the Company’s proxy materials for the 2013 Annual Meeting, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the Commission’s rules governing such proposals, must be received not later than July 25, 2012 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

A copy of the Company’s 2011 Annual Report on Form 10-K will be available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, or on the Company’s website at http://www.gbrx.com.

By Order of the Board of Directors,

/s/ Sherrill A. Corbett
Sherrill A. Corbett
Secretary

November 23, 2011

Appendix A

POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES PROVIDED BY

THE INDEPENDENT AUDITOR

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent auditors. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the independent auditors.

The Company (which includes consolidated subsidiaries as used herein) recognizes that the Company’s independent registered public accounting firm (the “Audit Firm”) possesses a unique knowledge of the Company, and, as a worldwide firm, can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth guidelines and procedures to be followed by the Company when retaining the Audit Firm to perform audit and nonaudit services.

Policy Statement

All services provided by the Audit Firm, both audit and nonaudit, must be pre-approved by the Audit Committee or a Designated Member (as defined below). Although the Sarbanes-Oxley Act of 2002 permits de minimis exceptions, our policy is to pre-approve all audit and nonaudit services. Examples of audit and permitted non-audit services include:

•	Audits of the Company’s financial statements required by SEC rules, lenders, statutory requirements, regulators, and others, including quarterly review procedures.

•

Consents, comfort letters, reviews of registration statements and similar services that incorporate or include the audited financial statements of the Company, including responding to the SEC or other regulators regarding such financial statements.

•	Employee benefit plan audits.

•

Accounting consultations and support related to the application of generally accepted accounting principles or the implementation of new laws or regulations, such as compliance with the Sarbanes-Oxley Act, including Section 404 of the Act.

•	Tax compliance and related support for any tax returns filed by the Company, including returns filed by any executive or expatriate under a company-sponsored program.

•	Tax advice, planning and support.

•	Merger and acquisition due diligence services.

The Audit Committee or a Designated Member may pre-approve at any time up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to any specific annual monetary limit also approved by the Audit Committee or a Designated Member. The Audit Committee must be informed about each such service that is actually provided.

For each proposed service, the independent auditors shall provide detailed back-up documentation at the time of approval to permit the Audit Committee or a Designated Member to make a determination whether the provision of such services would impair the auditor’s independence. Such documentation should be so detailed that there should never be any doubt as to whether any particular service was brought to the attention of, considered and pre-approved by the Audit Committee or a Designated Member. At a minimum, in connection with seeking pre-approval for a proposed service or class of services, the Company’s independent auditor shall (i) provide the Audit Committee or Designated Member with a written description of the nature and scope of the service, including the fee structure for the engagement; (ii) describe and discuss with the Audit Committee or Designated

Member the potential effects of the service on the firm’s independence; and (iii) document the substance of its discussion with the Audit Committee or Designated Member. As an example of the level of detail required for pre-approval, in connection with pre-approval of the preparation of the Company’s federal, state and local corporate tax returns, the back-up documentation provided should identify clearly each return, including information on each jurisdiction where a return is to be filed, the type or types of tax return, and how often each return is to be prepared and filed.

When considering whether to grant an approval, the Audit Committee should consider the nature, scope and fees of the service to be provided to the Company as well as the principles and guidance established by the SEC and PCAOB with respect to auditor independence, including the fact that an auditor cannot (i) function in the role of management; (ii) audit his or her own work; or (iii) serve in an advocacy role for the Company.

Delegation of Pre-Approval

The Audit Committee may delegate to one or more designated member(s) of the Audit Committee a “Designated Member”), who is independent as defined under the standards of the New York Stock Exchange, the authority to grant pre-approvals of permitted services (defined below), or classes of permitted services, to be provided by the Audit Firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees paid to the Audit Firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules, including disclosure of the amount of Audit Fees, Audit Related Fees, Tax Fees and All Other Fees.

Prohibited Services

The Company may not engage the Audit Firm to provide the nonaudit services described below to the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements:

1. Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements.    The Audit Firm may not maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

2. Appraisal or Valuation Services, Fairness Opinions or Contribution-in-Kind Reports.    The Audit Firm may not provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the Audit Firm would audit the results. Transfer studies, cost segregation studies and other tax-only valuations are not prohibited services.

3. Actuarial Services.    The Audit Firm may not provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for actuarial methods and assumptions.

4. Management Functions or Human Resources.    Partners and employees of the Audit Firm may not act as a director, officer, or employee of the Company, or perform any decision-making, supervisory, or ongoing monitoring function for the Company. The Audit Firm cannot recruit potential employees, act as a negotiator on the Company’s behalf, deliver employee testing or evaluation programs, or recommend or advise that the Company hire a specific candidate for a specific job.

5. Broker-Dealer, Investment Adviser, or Investment Banking Services.    The Audit Firm may not serve as a broker-dealer, promoter or underwriter of the Company’s securities.

6. Legal Services and Expert Services Unrelated to the Audit.    The Audit Firm may not provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction.

7. Internal Audit Outsourcing.    The Audit Firm may not provide any internal audit services relating to accounting controls, financial systems, or financial statements.

8. Financial Information Systems Design and Implementation.    The Audit Firm may not design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements, taken as a whole.

9. Other Services.    The Audit Firm may not provide any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of a Designated Member or by the full Audit Committee, as described herein.

Audit Committee review of services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the Audit Firm.

•	A listing of newly pre-approved services since its last regularly scheduled meeting.

At least annually, the Audit Committee shall review, in addition to the fee disclosure in the proxy statement:

•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Audit Firm.

Effective Date

This policy shall be effective immediately upon approval by the Audit Committee.

Adopted by the Audit Committee on April 8, 2003.

Amended on July 10, 2007.

Amended on April 5, 2011.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 4 and FOR holding future advisory votes on the compensation of the Company’s named executive officers on an annual basis.

+

1.	Election of Directors:	For	Withhold					For	Withhold		For	Withhold
	01 - William A. Furman	☐	☐	02 - C. Bruce Ward				☐	☐	03 - Charles J. Swindells	☐	☐

					For	Against	Abstain					For	Against	Abstain
2.	Advisory vote on the compensation of the Company’s named executive officers.				☐	☐	☐	4.	Ratify the appointment of KPMG LLP as the Company’s independent auditors for 2012.			☐	☐	☐

				1 Year	2 Years	3 Years	Abstain
3.	Advisory vote on whether the advisory vote on the compensation of the company’s named executive officers should be held every one, two or three years.			☐	☐	☐	☐

The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign and date exactly as your name or names appear above. If more than one name appears, all should sign. Persons signing as attorney, executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title. If a partnership, please sign in full partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of The Greenbrier Companies, Inc., which will be held at the Benson Hotel, 309 SW Broadway, Portland, Oregon beginning at 2:00 P.M. on Friday, January 6, 2012.

Whether or not you plan to attend the meeting, please sign, date and return your proxy form as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is important that your stock be represented.

Sherrill A. Corbett Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on January 6, 2012: The Proxy Statement and Annual Report to Shareholders are available at www.gbrx.com/proxy.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — The Greenbrier Companies, Inc.

Solicited on Behalf of the Board of Directors of the Company

The undersigned hereby appoints William A. Furman, Charles J. Swindells and C. Bruce Ward as proxies, each with full power of substitution, to vote all of the Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of The Greenbrier Companies, Inc. to be held on Friday, January 6, 2012 beginning at 2:00 P.M. Portland, Oregon time and at any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, FOR THE RESOLUTION SET FORTH IN PROPOSAL 2 ABOVE, FOR HOLDING FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS ON AN ANNUAL BASIS, AND FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL 2012. THE PROXY HOLDERS WILL HAVE DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.